THE TRANSFER OF AND PAYMENTS ON THE SENIOR SUBORDINATED NOTES REFERENCED
   HEREIN ARE RESTRICTED BY AND SUBJECT TO THE TERMS AND PROVISIONS OF A SENIOR SUBORDINATION AGREEMENT DATED AS OF FEBRUARY 28, 1997, BY AND AMONG BANQUE PARIBAS, A BANK ORGANIZED UNDER THE LAWS OF FRANCE ACTING THROUGH ITS HOUSTON, TEXAS AGENCY AS AGENT FOR ITSELF AND THE OTHER SENIOR LENDERS, RICE PARTNERS II, L.P., A DELAWARE LIMITED PARTNERSHIP, F-SOUTHLAND, L.L.C., A NORTH CAROLINA LIMITED LIABILITY COMPANY AND FF-SOUTHLAND, L.P., A DELAWARE LIMITED PARTNERSHIP (AS SUCH AGREEMENT MAY BE SUPPLEMENTED, MODIFIED, AMENDED OR RESTATED FROM TIME TO TIME), A COPY OF WHICH IS ON FILE AT THE CHIEF EXECUTIVE OFFICES OF THE COMPANY.


                             NOTE PURCHASE AGREEMENT

        This Note Purchase Agreement (this "Agreement"), dated as of February 28, 1997, is by and among SHC Acquisition Corp., a Florida corporation, to be merged with and into Southland Holding Company, a Texas corporation (the "Company"), JOTAN, INC., a Florida corporation ("Parent"), RICE PARTNERS II, L.P., a Delaware limited partnership ("Rice"), and F-SOUTHLAND, L.L.C., a North Carolina limited liability company ("F-Southland"), FF-SOUTHLAND, L.P., a Delaware limited partnership ("FF-Southland") (F-Southland and FF-Southland are individually or collectively, as the context requires, referred to herein as "Southland Purchasers") (Rice and Southland Purchasers are individually or collectively, as the context requires, referred to herein as the "Purchaser"). Capitalized terms used in this Agreement are defined in
   Section 11.1.

        To induce each Purchaser to purchase the Senior Subordinated Notes from the Company, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows.

   I.   DESCRIPTION OF SENIOR SUBORDINATED NOTES AND COMMITMENT

        1.1 Description of Senior Subordinated Notes. The Company will authorize the issuance and sale of its Senior Subordinated Notes which shall be dated as of February 28, 1997, shall be in the aggregate original principal amount of $9,000,000.00, and shall bear interest at the fixed rate of 12.5% per annum; provided, however, that upon the occurrence of a Potential Default under Section 8.1(a) hereof or any Event of Default, and during the continuation thereof, the unpaid principal amount of the Senior Subordinated Notes shall bear interest at the rate of 15.5% per annum.
   The Senior Subordinated Notes shall each be substantially in the form attached hereto as Exhibit A. Interest on the Senior Subordinated Note shall be computed on the basis of the actual number of days elapsed over a 360 day year.

        1.2 Commitment; Funding. Subject to the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth, the Company agrees to issue and sell to each Purchaser, and each Purchaser agrees to purchase from the Company, a Senior Subordinated Note in the principal amount set forth beneath the name of such Purchaser on the Annex I to this Agreement. Delivery of the Senior Subordinated Notes shall be made on the Closing Date in the offices of Alston & Bird, One Atlantic Center, 1201 West Peachtree Street, Atlanta, Georgia 30309-3424, against payment of the purchase price thereof, in immediately available funds, disbursed on the Closing Date to such Persons as the Company shall designate in writing. Each Senior Subordinated Note will be delivered to each respective Purchaser in fully registered form, and shall be issued in each Purchaser's name or the name of its nominee.

        1.3 Origination Fee. The Company shall pay to Purchaser an origination fee of $225,000.00 (less a $75,000.00 credit for amounts which have been paid by the Company to Rice prior to the Closing Date), in immediately available funds, on the Closing Date, which fee shall be deemed fully earned and nonrefundable on the Closing Date and allocated to each Purchaser as set forth in Annex I to this Agreement. Each Purchaser may, at its option, deduct any and all of its portion of the origination fee from the purchase price of its Senior Subordinated Note.

        1.4 Use of Proceeds. The proceeds from the sale of the Senior Subordinated Notes shall be used solely to (a) refinance a portion of Parent's existing Indebtedness, (b) finance a portion of the Acquisition and related transaction expenses, (c) recapitalize the Company and
   (d) pay all fees, costs and expenses payable pursuant to this Agreement.

   II.  PAYMENT AND PREPAYMENT OF SENIOR SUBORDINATED OBLIGATIONS

        2.1 Principal and Interest Payments. Principal and interest on each of the Senior Subordinated Notes shall be due and payable as follows:

             (a) Principal shall be due and payable in four (4) equal quarterly installments (each in an equal amount sufficient to fully amortize the principal balance of such Senior Subordinated Notes in four (4) installments), on the last Business Day of each February, May, August and November, commencing on the last Business Day of May, 2004, with all remaining unpaid principal being due and payable in full on the Termination Date.

             (b) Interest shall be due and payable (i) quarterly in arrears on the last Business Day of each February, May, August and November, commencing May 30, 1997, and (ii) on the Termination Date.

        2.2 Optional Prepayments. At the Company's option, upon notice given as provided below, the Company may, at any time and from time to time, prepay all or any part of the principal of the Senior Subordinated Notes, by payment to the Holders (ratably based on the stated principal amount of each such Purchaser's Senior Subordinated Note) of the principal amount to be prepaid, plus (a) any accrued and unpaid interest on the principal amount so prepaid, plus (b) any expenses and/or damages for which Purchaser may be entitled to receive payment or reimbursement hereunder or, if the Senior Subordinated Notes are being prepaid in full, the aggregate amount of all other Senior Subordinated Obligations, plus
   (c) a premium equal to the percentage of the principal amount so prepaid which is applicable in accordance with the following table based on the date on which such prepayment is made (a "Prepayment Fee"):

               Prepayment Date                          Premium
               ---------------                          -------

      Closing Date through February 28, 1998            12.50%
      March 1, 1998 through February 28, 1999           10.71%
      March 1, 1999 through February 29, 2000            8.92%
      March 1, 2000 through February 28, 2001            7.14%
      March 1, 2001 through February 28, 2002            5.36%
      March 1, 2002 and thereafter                       0.00%

   Each partial prepayment under this Section 2.2 shall be in a principal amount of not less than $250,000 or, if greater than $250,000, then in integral multiples of $100,000. Each prepayment under this Section 2.2 shall be applied first to any expenses or costs to which Purchaser may be entitled, second to accrued and unpaid interest on the principal amount so prepaid, third to any applicable Prepayment Fee, fourth to installments of principal in the inverse order of their maturities, and fifth to any damages to which Purchaser may be entitled. The amount of any such prepayment may not be reborrowed by the Company. The Company shall give notice of any optional prepayment to each Purchaser not less than fifteen
   (15) days nor more than sixty (60) days before the date for prepayment, specifying in each such notice the date upon which such prepayment is to be made and the principal amount (together with accrued and unpaid interest, if any, thereon and any applicable Prepayment Fee) to be prepaid on such date. Notice of prepayment having been so given, the applicable prepayment amount shall become due and payable on the specified prepayment date. The Company shall have no right to prepay the Senior Subordinated Notes except as provided in this Section 2.2 or in Section 2.3.

        2.3 Mandatory Prepayments. Any prepayment under this Section 2.3 shall be applied first to any expenses to which any Purchaser may be entitled, second to accrued interest, third to any applicable Prepayment Fee, fourth to principal installments in the inverse order of their maturities, and fifth to any damages to which any Purchaser may be entitled. The amount of any such mandatory prepayment may not be reborrowed by the Company. The Company shall make mandatory prepayments to the Holders on a pro rata basis of the original principal amount of each such Holder's Senior Subordinated Note in each of the following circumstances:

             (a) If during any fiscal year after the Senior Debt is paid in full, Parent or any of its Subsidiaries (including without limitation the Company) shall sell or otherwise dispose of (other than as permitted by Section 6.8 or Section 7.3) any property or properties in excess of five percent (5%) of its total assets (including as a result of a Casualty Event (to the extent the net cash proceeds therefrom are not subsequently applied or committed to apply toward replacement, restoration, rebuilding or repair of the damaged property within ninety (90) days after the receipt of such net cash proceeds)), then the Company shall prepay the Senior Subordinated Notes in an amount equal to the lesser of (i) the aggregate net cash proceeds of such sale or other disposition (minus the cost of any replacement assets or properties purchased within ninety (90) days either before or after such sale) or (ii) the aggregate amount of all Senior Subordinated Obligations (including any applicable Prepayment
        Fee), such prepayment and premium to be made within ten (10) Business Days of receipt of such net proceeds.

             (b) In the event of any sale or other disposition of all or substantially all of the stock or assets of Parent or any of its Subsidiaries (including without limitation the Company) in a single transaction or series of transactions or a Casualty Event (to the extent not subsequently applied or committed to apply toward replacement, restoration, rebuilding or repair of the damaged property within 90 days after the receipt of such net cash proceeds), the Company shall, after the Senior Debt has been paid in full, prepay the Senior Subordinated Notes in an amount equal to the lesser of (i) the aggregate remaining net cash proceeds of such sales or dispositions (minus the cost of any replacement assets or properties purchased within ninety (90) days either before or after such sale) or (ii) the aggregate amount of all Senior Subordinated Obligations (including any applicable Prepayment Fee), such prepayment to be made within ten (10) Business Days of receipt of such net proceeds.

        2.4 Additional Payments. Unless otherwise provided herein or in the Other Agreements, all Senior Subordinated Obligations, other than principal and interest on the Senior Subordinated Notes, shall be payable by the Company to the Holder thereof, on demand, and shall bear interest from the date thirty (30) days after demand until paid at the rate of interest then applicable under Section 1.1. Payment of fees and expenses due and payable on the Closing Date to each Purchaser and such Purchaser's legal counsel shall be paid in full on the Closing Date.

        2.5  Liquidated Damages.  Any Prepayment Fee payable pursuant to
   Section 2.2 or Section 2.3 shall be payable as liquidated damages for loss of the opportunity to recover loan origination expenses and profits over the balance of the term of this Agreement and not as a penalty and the Company acknowledges and agrees that such Prepayment Fees are a reasonable estimate of such losses.

        2.6 Direct Payment. The Company will pay all sums becoming due hereunder and on the Senior Subordinated Notes to each Purchaser at the address specified for such Purchaser on Annex I hereto, by wire transfer in U.S. Dollars of Federal Reserve Funds or other immediately available funds, to the account specified for such Purchaser on Annex I, or at such other address or in such other form as such Purchaser shall have designated by notice to the Company at least five Business Days prior to the date of any payment, in each case without presentment and without notations being made thereon. All payments by the Company shall be made without set-off or counterclaim. Any wire transfer shall identify such payment as "12.5% Senior Subordinated Note/Southland Holding Company" and shall identify the payment as principal, premium, interest and/or reimbursement of costs and expenses, together with the applicable date or period to which it relates.

        2.7 Payments Payable on Business Days. Payments of all amounts due hereunder or under the Senior Subordinated Notes shall be made on a Business Day. Any payment due on a day that is not a Business Day shall be made on the next Business Day, together with all interest (if any) accrued in the interim.

        2.8 Interest Laws. Notwithstanding any provision to the contrary contained in this Agreement or any Other Agreement, the Company shall not be required to pay, and neither Purchaser shall be permitted to contract for, take, reserve, charge or receive, any compensation which constitutes interest under applicable law in excess of the maximum amount of interest permitted by law ("Excess Interest"). If any Excess Interest is provided for or determined by a court of competent jurisdiction to have been provided for in this Agreement or in any Other Agreement or otherwise contracted for, taken, reserved, charged or received, then in such event:
   (a) the provisions of this Section 2.8 shall govern and control; (b) the Company shall not be obligated to pay any Excess Interest; (c) any Excess Interest that any Purchaser may have contracted for, taken, reserved, charged or received hereunder shall be, at the Holders' option,
   (i) applied as a credit against the outstanding principal balance of the Senior Subordinated Obligations or accrued and unpaid interest (not to exceed the maximum amount permitted by law), (ii) refunded to the payor thereof, or (iii) any combination of the foregoing; (d) the interest provided for shall be automatically reduced to the maximum lawful rate allowed from time to time under applicable law (the "Maximum Rate"), and this Agreement and the Other Agreements shall be deemed to have been, and shall be, reformed and modified to reflect such reduction; and (e) the Company shall have no action against the Holders for any damages arising due to any Excess Interest. If for any period of time interest on any Senior Subordinated Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on such Senior Subordinated Obligations shall remain at the Maximum Rate until the Holders shall have received the amount of interest which the Holders would have received during such period on such Senior Subordinated Obligations had the rate of interest not been limited to the Maximum Rate during such period. All sums paid or agreed to be paid hereunder or under the Other Agreements for the use, forbearance or detention of sums due shall, to the extent permitted by applicable law, be amortized, pro-rated, allocated and spread throughout the full term of the Senior Subordinated Obligations until payment in full so that the rate or amounts of interest on account of the Senior Subordinated Obligations does not exceed the Maximum Rate. The terms of this Section 2.8 shall be deemed incorporated into each Other Agreement and any other document or instrument between the Company and any Holder or directed to the Company by any Holder, whether or not specific reference to this Section 2.8 is made.

        2.9 Certain Rights and Obligations Among Holders. The provisions of this Section 2.9 are solely for the benefit of the Holders, and neither the Company nor any other Person shall have any rights with respect to or be entitled to enforce this Section 2.9.

             (a) Sharing of Payments. If, at any time or times, a Holder shall not have received a payment on its Senior Subordinated Note, then it shall notify the other Holders of such fact, the amount of such nonpayment, the date or period to which it relates and, subject to the terms of the Senior Subordination Agreement, such other Holders which have received such payments shall remit to the unpaid Holder such amount as is necessary to allocate the aggregate amount of such payments pro rata among all Holders. The amount of any such remittance shall be credited on the Senior Subordinated Note of the Holder to whom it is remitted, and shall not be credited on the Senior Subordinated Note of the remitting Holder.

             (b) Sharing of Prepayments. Subject to the terms and provisions of the Senior Subordination Agreement, if, at any time or times, a Holder shall receive a prepayment on its Senior Subordinated Note, it shall notify the other Holders of the amount and date of such prepayment. If all other Holders shall not have received a pro rata prepayment as agreed, the Holder giving such notice shall remit to the other Holders such amount as is necessary to distribute such prepayment pro rata among all Holders. The amount of any such remittance shall be credited on the Senior Subordinated Note of the Holder to whom it is remitted, and shall not be credited on the Senior Subordinated Note of the remitting Holder.

   III. REPRESENTATIONS AND WARRANTIES OF PURCHASER

        Each Purchaser severally and not jointly represents and warrants to the Company as follows:

        3.1 Existence. It is a limited partnership or limited liability company, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

        3.2 Authority. It has the right and power and authority to enter into, execute, deliver and perform its obligations under this Agreement, and its partners, managers, officers or agents executing and delivering this Agreement are duly authorized to do so. This Agreement has been duly and validly executed and delivered and constitutes the legal, valid and binding obligation of such Purchaser, enforceable in accordance with its terms.

        3.3 Investor Status. It (i) is an "accredited investor," as that term is defined in Regulation D under the Securities Act of 1933, as amended, or (ii) has such knowledge, skill, sophistication and experience in business and financial matters, based on actual participation, that it is capable of evaluating the merits and risks of the purchase of its Senior Subordinated Note from the Company and the suitability thereof for such Purchaser.

        3.4 Investment for Own Account. Except as otherwise contemplated by this Agreement, it is acquiring its Senior Subordinated Note for investment for its own account and, in any event, not with a view to any distribution thereof in violation of applicable securities laws.

        3.5 Legend on Notes. It agrees that its Senior Subordinated Note will bear the appropriate legends referencing restrictions on transfer and will not be offered, sold or transferred in the absence of registration or exemption under applicable securities laws.

   IV.  REPRESENTATIONS AND WARRANTIES OF PARENT AND THE COMPANY

        To induce each Purchaser to enter into this Agreement, Parent and the Company represent and warrant to each Purchaser that the following statements are, and after giving effect to the Acquisition, will be, true, correct and complete:

        4.1 Corporate Existence and Authority. Parent and each of its Subsidiaries (a) is a corporation duly organized, validly existing, and in good standing under the laws of its state of incorporation, (b) has all requisite corporate power and authority to own its assets and carry on its business as now conducted; and (c) is qualified to do business in all jurisdictions in which the nature of its business makes such qualification necessary and where failure to so qualify would have a Material Adverse Effect. Parent and each of its Subsidiaries has the corporate power and authority to execute, deliver, and perform its respective obligations under this Agreement, the Acquisition Documents, the Senior Loan Documents, and all Other Agreements to which it is, or in connection with the transactions contemplated hereby may become, a party.

        4.2  Financial Statements.  Parent has delivered to each Purchaser
   (a) audited consolidated financial statements of Parent and Southland as at and for the fiscal year ended December 31, 1995, (b) unaudited consolidated financial statements of Parent and Southland for the fiscal year ended December 31, 1996, and (c) opening balance sheets for Parent and its Subsidiaries reflecting a valuation of all of Parent's and each Subsidiary's assets and liabilities based on GAAP, and a separate balance sheet based on fair value, each as of the Closing Date taking into account all transactions taking place on such date, all certified by Parent's chief financial officer and (except as stated above) based on GAAP and on financial data as of December 31, 1996 (as adjusted to reflect the consummation of the transactions contemplated under this Agreement, the Acquisition Documents, the Other Agreements and the Senior Loan Documents that are contemplated to have occurred on the Closing Date as if the same had occurred on December 31, 1996), and which are attached hereto as
   Schedule 4.2(a).  The financial statements referred to in clauses (a) and
   (b) of this Section 4.2 have been prepared in accordance with GAAP (except as otherwise noted therein), and fairly present both the financial condition of Parent and Southland as of the respective dates indicated therein and the results of Parent's and Southland's respective operations for the respective periods indicated therein. Attached hereto as Schedule 4.2(b) are cash flow projections of the Company for the period beginning on December 31, 1996 through December 31, 2001 together with a written statement of the assumptions underlying them. Such cash flow projections have been prepared in good faith based on estimates and assumptions believed by the Company to be reasonable as of the date such projections were prepared, and it is the Company's good faith belief that such cash flow projections are reasonably achievable by the Company. At December 31, 1996, neither Parent, Southland nor any of their respective Subsidiaries had any liabilities or obligations (absolute, accrued, contingent or otherwise) of a nature required by GAAP to be reflected in such financial statements which were, individually or in the aggregate, material to the condition, financial or otherwise, or operations of such Person as of that date which are not reflected on such financial statements. There has been no material adverse change in the condition, financial or otherwise, or operations of Parent or, to its knowledge, Southland, since December 31, 1996, nor has there otherwise occurred a Material Adverse Effect.

        4.3 Default. Neither Parent nor any of its Subsidiaries is in violation of any material provision under any material loan agreement, indenture, mortgage, security agreement, lease, franchise, permit, license or other agreement or obligation to which it is a party or by which any of its properties is bound. Parent and each of its Subsidiaries are paying their debts as they become due.

        4.4 Authorization and Compliance with Laws and Material Agreements. The execution, delivery and performance by Parent and its Subsidiaries of this Agreement, the Acquisition Documents, the Senior Loan Documents and the Other Agreements to which each is or may in connection with the transactions contemplated hereby become a party have been or prior to the consummation of such transactions contemplated hereby will be duly authorized by all requisite action on the part of Parent and each such Subsidiary, and do not and will not violate its respective Restated Articles of Incorporation, Articles of Incorporation or Bylaws (each as amended to the date first above written) or any law or any order of any court, governmental authority or arbitrator, and do not and will not upon the consummation of the transactions contemplated hereby, in any material respect, conflict with, result in a breach of, or constitute a default under, or result in the imposition of any Lien (except Permitted Liens) upon any assets of Parent or any of its Subsidiaries pursuant to the provisions of any loan agreement, indenture, mortgage, security agreement, franchise, permit, license or other instrument or agreement by which Parent or any of its Subsidiaries or any of their properties are bound. Except as set forth on Schedule 4.4, no authorization, approval or consent of, and no filing or registration with, any court, governmental authority or third Person is or will be necessary for the execution, delivery or performance by Parent or any of its Subsidiaries of this Agreement, the Acquisition Documents, the Senior Loan Documents, and the Other Agreements to which each is a party or the validity or enforceability thereof. All such authorizations, approvals, consents, filings and registrations described in Schedule 4.4 have been obtained. Neither Parent nor any of its Subsidiaries is (a) in violation of any term of its Articles of Incorporation or Bylaws or (b) in material violation of any material contract, agreement, judgment or decree and is in material compliance with all applicable laws, regulations and rules.

        4.5  Environmental Condition of the Property.  Except as disclosed on
   Schedule 4.5:

             (a) The location, construction, occupancy, operation and use of the Property do not violate in any material respect any applicable law, statute, ordinance, rule, regulation, order or determination of any governmental authority or other body exercising similar functions, or any restrictive covenant or deed restriction (recorded or otherwise) affecting the Property, including, without limitation, all applicable zoning ordinances and building codes, flood disaster, occupational health and safety laws and Environmental Laws and regulations (hereinafter sometimes collectively called "applicable laws");

             (b) Without limitation of paragraph (a) above, neither Parent, any Subsidiary nor the Property is subject to any existing, pending or threatened investigation or inquiry by any governmental authority or subject to any remedial obligations due to violations of applicable laws;

             (c) Neither Parent nor any Subsidiary is subject to any material liability or obligation relating to (i) the environmental conditions on, under or about the Property, including, without limitation, the soil and ground water conditions at the Property, or (ii) the use, management, handling, transport, treatment, generation, storage, disposal, release or discharge of any Polluting Substance;

             (d) There is no Polluting Substance or other substance that may pose any material risk to safety, health or the environment on, under or about any Property;

             (e) Parent and its Subsidiaries have taken reasonable steps to determine and hereby represent and warrant that no Polluting Substances have been disposed of or otherwise released on, onto, into, or from the Property in any material respect, and the use which Parent and its Subsidiaries make and intend to make of the Property does not and will not result in the disposal or other release of any Polluting Substances on, onto, into or from the Property in any material respect; and

             (f) Each of Parent and its Subsidiaries has been issued all required federal, state and local licenses, certificates or permits relating to, and the Property, Parent, the Subsidiaries and Parent's and such Subsidiary's facilities, business, assets, leaseholds and equipment are all in compliance in all material respects with all applicable federal, state and local laws, rules and regulations relating to, air emissions, water discharge, noise emissions, solid or liquid waste disposal, Polluting Substances, or other environmental, health or safety matters.

        4.6 Solvency. After giving effect to the transactions contemplated by the Senior Loan Agreement, this Agreement and the Other Agreements, Parent and each of the Subsidiaries individually and on a consolidated basis will be solvent, able to pay its debts as they mature, have capital sufficient to carry on its business and all businesses in which it is about to engage, and

             (a) the assets of each of Parent and its Subsidiaries individually and on a consolidated basis, at a fair valuation, exceed the total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of Parent and its Subsidiaries;

             (b) current projections which are based on underlying assumptions which provide a reasonable basis for the projections and which reflect Parent's judgment based on present circumstances, the most likely set of conditions and Parent's most likely course of action for the period projected, demonstrate that Parent and its Subsidiaries individually and on a consolidated basis will have sufficient cash flow to enable them to pay their debts as they mature; and

             (c) Parent and its Subsidiaries do not have an unreasonably small capital base with which to engage in its anticipated business.
   For purposes of clause (a) of this Section 4.6, the "fair valuation" of the assets of Parent and each of its Subsidiaries shall be determined on the basis of the amount which may be realized within a reasonable time, either through collection or sale of such assets at market value, deeming the latter as the amount which could be obtained for the property in question within such period by a capable and diligent businessman from an interested buyer who is willing to purchase under ordinary selling conditions.

        4.7 Litigation and Judgments. Except as disclosed on Schedule 4.7, there is no action, suit, proceeding or investigation before any court, governmental authority or arbitrator pending, or to the knowledge of Parent or the Company threatened, against or affecting Parent or any of its Subsidiaries, this Agreement, the Acquisition Documents, the Senior Loan Documents and/or the Other Agreements. Except as disclosed on
   Schedule 4.7, there are no outstanding judgments against Parent or any of its Subsidiaries. None of the matters listed on Schedule 4.7 could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

        4.8 Rights in Properties; Liens. Parent and its Subsidiaries have good and marketable title to all material properties and assets reflected on its balance sheets, and none of such properties or assets is subject to any Liens, except Permitted Liens. Parent and its Subsidiaries enjoys peaceful and undisturbed possession under all leases necessary for the operation of its other Properties, assets, and businesses and all such leases are valid and subsisting and are in full force and effect. There exists no default under any provision of any lease which would permit the lessor thereunder to terminate any such lease or to exercise any rights under such lease which, individually or together with all other such defaults, could have a Material Adverse Effect. Each of Parent and its Subsidiaries has the right to use all of the Intellectual Property necessary to its business as presently conducted, and Parent's and such Subsidiary's use of the Intellectual Property does not infringe on the rights of any other Person in any material respect. To the best of the Company's and Parent's knowledge, no other Person is infringing the rights of Parent or any of its Subsidiaries in any of the Intellectual Property. Neither Parent nor any of its Subsidiaries owes any royalties, honoraria or fees to any Person by reason of its use of the Intellectual Property.

        4.9 Enforceability. This Agreement, the Acquisition Documents, the Senior Loan Documents and the Other Agreements to which Parent and any of its Subsidiaries is a party, when delivered, shall constitute the legal, valid and binding obligations of Parent and such Subsidiaries enforceable against Parent and such Subsidiaries in accordance with their respective terms.

        4.10 Indebtedness. After giving effect to the transactions contemplated hereby, neither Parent nor any of its Subsidiaries has any Indebtedness, except Permitted Indebtedness. All Indebtedness owed by Parent and its Subsidiaries to any Affiliate is set forth on Schedule 4.10.

        4.11 Taxes. Each of Parent and its Subsidiaries has timely filed all tax returns (federal, state, and local) required to be filed, including, without limitation, all income, franchise, employment, property, and sales taxes, and has timely paid all of its tax liabilities, other than immaterial amounts and taxes that are being contested by Parent or such Subsidiary in good faith by appropriate actions or proceedings diligently pursued, and for which adequate reserves in conformity with GAAP with respect thereto have been established to the reasonable satisfaction of the Holders. Neither the Company nor Parent knows of any pending investigation of Parent or any of its Subsidiaries by any taxing authority or pending but unassessed tax liability of Parent or any of its Subsidiaries. Neither Parent nor any Subsidiary has made any presently effective waiver of any applicable statute of limitations or request for an extension of time to file a tax return, and neither Parent nor such Subsidiary is a party to any tax-sharing agreement.

        4.12 Use of Proceeds; Margin Securities. Neither Parent nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations G, T, U or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any extension of credit under this Agreement will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock. Neither Parent, any of its Subsidiaries nor any Person acting on their behalf has taken any action that might cause the transactions contemplated by this Agreement, the Acquisition Documents, the Senior Loan Documents or any Other Agreements to violate Regulations G, T, U or X or to violate the Securities Exchange Act of 1934, as amended.

        4.13 ERISA. All members of any Controlled Group have complied with all applicable minimum funding requirements and all other applicable and material requirements of ERISA and the Code, applicable to the Employee Benefit Plans it or they sponsor or maintain, and there are no existing conditions that would give rise to material liability thereunder. With respect to any Employee Benefit Plan, all members of any Controlled Group have made all contributions or payments to or under each Employee Benefit Plan required by law, by the terms of such Employee Benefit Plan or the terms of any contract or agreement. No Termination Event has occurred in connection with any Pension Plan, and there are no unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA, with respect to any Pension Plan which poses a risk of causing a Lien to be created on the assets of Parent or any of its Subsidiaries or which will result in the occurrence of a Reportable Event. No member of any Controlled Group has been required to contribute to a multiemployer plan, as defined in
   Section 4001(a)(3) of ERISA, since September 2, 1974. No material liability to the Pension Benefit Guaranty Corporation has been, or is expected to be, incurred by any member of a Controlled Group. The term "liability," as referred to in this Section 4.13, includes any joint and several liability. No prohibited transaction under ERISA or the Code has occurred with respect to any Employee Benefit Plan which could have a Material Adverse Effect or a material adverse effect on the condition, financial or otherwise, of an Employee Benefit Plan.

        4.14 Delivery of Acquisition Documents, Employment Agreements and Non-Compete Agreements. Each Purchaser has received complete copies of the Acquisition Documents, the Employment Agreements and the Non-Compete Agreements and all documents executed in connection therewith (including all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto, if any) and all amendments thereto, waivers relating thereto and other side letters or agreements affecting the terms thereof. None of such documents and agreements has been amended or supplemented, nor have any of the provisions thereof been waived, except pursuant to a written agreement or instrument which has heretofore been delivered to such Purchaser.

        4.15 Disclosure. No representation or warranty made by Parent or any of its Subsidiaries in this Agreement, the Senior Loan Documents, the Acquisition Documents or any Other Agreement to which Parent or any of its Subsidiaries is a party contains any material untrue fact or omits to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to Parent or any of its Subsidiaries which Parent or any of its Subsidiaries has determined has a Material Adverse Effect, or which Parent or any of its Subsidiaries has reasonably determined could have a Material Adverse Effect, that has not been disclosed in writing to Purchaser.

        4.16 Subsidiaries and Capitalization. Parent has no Subsidiaries except as otherwise set forth on Schedule 4.16. All the issued and outstanding shares of capital stock of Parent and each of its Subsidiaries are duly authorized, validly issued, fully paid and nonassessable. The capitalization of Parent and each of its Subsidiaries on the Closing Date is set forth on Schedule 4.16. No violation of any preemptive rights of shareholders of Parent or any of its Subsidiaries has occurred by virtue of the transactions contemplated under this Agreement, the Acquisition Documents, the Senior Loan Documents or any Other Agreement. There are no outstanding contracts, options, warrants, instruments, documents or agreements binding upon Parent or any of its Subsidiaries granting to any Person or group of Persons any right to purchase or acquire shares of Parent's or any such Subsidiary's capital stock, except (i) pursuant to the Purchase Documents, (ii) Permitted Stock (as defined in the Purchase Documents) and (iii) Series A Preferred Stock (as defined in the Purchase Documents).

        4.17 Current Locations. Schedule 4.17 identifies (a) Parent's and each Subsidiary's principal place of business and chief executive office,
   (b) all the locations where Parent and its Subsidiaries maintain any books or records relating to any of their assets, (c) all other locations where Parent or its Subsidiaries have a place of business, and (d) each address where any of Parent's or its Subsidiaries' assets are located. Schedule
   4.17 accurately indicates whether each such location is owned or leased, and, if leased, identifies the owner of such location. No Person other than the Company has possession of any material amount of the assets of the Company except as disclosed on Schedule 4.17.

        4.18 Investment Company Act. Neither Parent, any Subsidiary, nor any company controlling Parent or such Subsidiary is required to be registered as an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

        4.19 Public Utility Holding Company Act. Neither Parent nor any Subsidiary is a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or a "public utility" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

        4.20 No Burdensome Restrictions. Neither Parent nor any Subsidiary is a party to, or bound by any agreement, condition, contract or arrangement which has, or which Parent or any Subsidiary reasonably expects in the future could have, a Material Adverse Effect.

        4.21 Securities Laws. The Company has complied with or is exempt from the registration and/or qualification requirements of all federal and state securities or blue sky laws applicable to the issuance or sale of the Senior Subordinated Notes.

        4.22 No Labor Disputes. Neither Parent nor any of its Subsidiaries is involved in any labor dispute. There are no strikes or walkouts or union organization of any of Parent's or any of its Subsidiaries' employees threatened or in existence and no labor contract is scheduled to expire during the term of this Agreement. Parent and its Subsidiaries are in compliance with all laws, rules, regulations, orders and decrees applicable to Parent, its Subsidiaries or their properties, except for instances of noncompliance which, individually or in the aggregate, will not have a Material Adverse Effect.

        4.23 Brokers. Neither Parent, any Subsidiary nor any of its shareholders has dealt with any broker, finder, commission agent or other Person in connection with the Acquisition or other transactions referenced in or contemplated by this Agreement, nor is Parent, any Subsidiary or any of its shareholders under any obligation to pay any broker's fee or commission in connection with such transactions, except as set forth on
   Schedule 4.23.

        4.24 Insurance. The amount and types of insurance carried by Parent and its Subsidiaries, and the terms and conditions thereof, are substantially similar to the coverage maintained by companies in the same or similar business as Parent and its Subsidiaries and similarly situated, and include, without limitation, property and casualty insurance, general liability insurance, business interruption insurance and other insurance in the amounts and of the types described in Section 6.12 hereof.

        4.25 Conduct of Business. On the Closing Date, Parent and its Subsidiaries is engaged only in businesses of the type described in
   Schedule 4.25.

        4.26 Senior Debt. Simultaneously with the issuance of the Senior Subordinated Notes the Senior Lender will provide the Company with a revolving loan facility in an amount not to exceed $12,000,000, a term loan facility in an amount not to exceed $17,000,000 and, if applicable, an acquisition term loan facility to fund acquisitions in an amount not to exceed $10,000,000, all pursuant to the Senior Loan Agreement. The Company expects that a total of approximately $20,000,000 of the Senior Debt will be advanced by the Senior Lender to the Company on the Closing Date.

   V.   CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

        Each Purchaser's obligations hereunder shall be subject to (a) the performance by each of Parent and the Company of its respective obligations hereunder which by the terms hereof are to be performed at or prior to delivery of the Senior Subordinated Notes, and (b) the satisfaction of the following conditions on or before the Closing Date:

        5.1 Effectiveness of Senior Loan Documents. The Senior Loan Documents shall have been duly executed and delivered by the parties thereto and shall be on terms and conditions, including amortization periods, satisfactory to each Purchaser. All conditions precedent to the making of the Senior Debt shall have been satisfied or waived with Senior Lender's and each Purchaser's consent.

        5.2 Effectiveness of Senior Subordination Agreement. The Senior Subordination Agreement shall have been duly executed and delivered by the parties thereto, and shall be on terms and conditions which are satisfactory to each Purchaser.

        5.3 Minimum Availability. The Company shall have available cash and immediately accessible availability under the Senior Debt in an amount equal to not less than $3,000,000.00 on the Closing Date after giving effect to the payment of (a) all prior Indebtedness, (b) all fees payable to each Purchaser under the terms of this Agreement, and (c) all costs and expenses arising as a result of the transactions contemplated by this Agreement, the Acquisition Documents, the Senior Loan Documents and any Other Agreement to which Parent, the Company and each of its Subsidiaries is a party, and each Purchaser shall have received satisfactory evidence thereof.

        5.4 Limitation on Fees. Fees paid or payable to all Persons in connection with the closing of the financing contemplated by this Agreement, the Acquisition Documents, the Senior Loan Documents and any Other Agreement shall be satisfactory to each Purchaser.

        5.5 Acquisition. The Acquisition Documents shall have been duly executed and delivered by the parties thereto, all conditions to the consummation of the Acquisition shall have been satisfied or waived with each Purchaser's consent, and the terms and provisions of the Acquisition Documents and the structure of the Acquisition shall be satisfactory to each Purchaser.

        5.6 Due Diligence. The results of each Purchaser's due diligence regarding, as applicable, Parent, the Company and each of their Subsidiaries, the documentation in respect of Series A Preferred Stock (as defined in the Purchase Documents) and the Acquisition shall be satisfactory to each Purchaser; and each Purchaser shall be satisfied with the assets and books and records and the business and financial condition of Parent and its Subsidiaries, the environmental compliance and condition of Parent, the Company and each of their Subsidiaries, in each case before and after giving effect to the Acquisition.

        5.7 Approval. Each Purchaser's respective investment committee shall have approved the purchase of its Senior Subordinated Note on terms set forth herein and in the Other Agreements.

        5.8 No Litigation; Consummation of Transactions; HSR Waiting Period. No injunction, preliminary injunction, or temporary restraining order shall be threatened or shall exist which prohibits or may prohibit the transactions contemplated herein or any other related transaction, and no litigation or similar proceeding (including, without limitation, any litigation or other proceeding seeking injunctive or similar relief) shall be threatened or shall exist with respect to the transactions contemplated herein, which, if adversely determined, could in the judgment of any Purchaser have a Material Adverse Effect. The HSR waiting period applicable to the Acquisition shall have expired or terminated.

        5.9 Documents. Each Purchaser shall have received the following, each in form and substance satisfactory to such Purchaser:

             (a) Senior Subordinated Notes. Its Senior Subordinated Note issued in the name of such Purchaser duly executed by the Company;

             (b) Warrants, Certificate Evidencing Preferred Stock and Purchase Documents. The Warrants and a stock certificate evidencing the Preferred Stock, each of which shall have been duly issued and delivered by Parent to each Purchaser (as applicable) in the denominations specified on Annex I hereto, along with the fully executed Purchase Documents and all other documents and instruments required pursuant thereto;

             (c) Junior Subordination Agreements. A junior subordination agreement duly executed in favor of each Purchaser by each Affiliate to whom Parent, the Company or any of their respective Subsidiaries owes Indebtedness;

             (d) Other Agreements. All Other Agreements, duly executed by the parties thereto;

             (e) Insurance. Certified copies of all insurance policies and endorsements thereto required by Section 6.12, together with a written report from an insurance broker acceptable to each Purchaser, confirming that the amount of such insurance coverage and the terms and conditions thereof are substantially similar to policies maintained by companies similarly situated to Parent, the Company and its Subsidiaries and engaged in the same or a similar business;

             (f) Approvals and Consents. Copies, certified by the Company of all consents, authorizations, filings, licenses and approvals, if any, required in connection with the consummation of the Acquisition, the execution, delivery and performance by Parent, the Company and each of their Subsidiaries, or the validity and enforceability of, this Agreement, the Senior Loan Documents, the Acquisition Documents or the Other Agreements to which each is a party;

             (g) Opinion of Counsel to Parent, the Company and the Subsidiaries. The written legal opinion of Alston & Bird, legal counsel to Parent, the Company and the Subsidiaries; and written permission from each other firm issuing an opinion to the Company or Parent in connection with the Acquisition authorizing each Purchaser to rely on such opinions;

             (h) General Certificate of the Company's Secretary or Assistant Secretary. A certificate of the Secretary or Assistant Secretary of the Company together with true, correct and complete copies of the following:

                  (i) Articles of Incorporation. The Articles of Incorporation of the Company, including all amendments thereto, certified by the Secretary of State of the state of its incorporation and dated within thirty (30) days prior to the Closing Date;

                 (ii) Bylaws. The Bylaws of the Company, including all amendments thereto;

                (iii) Resolutions. The resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement, the Acquisition Documents, the Senior Loan Documents and the Other Agreements to which the Company is a party;

                 (iv)  Existence and Good Standing Certificates.
        Certificates of the appropriate government officials of the state of incorporation of the Company as to its existence and good standing, and certificates of the appropriate government officials in each state where the Company does business and where failure to qualify as a foreign corporation would have a Material Adverse Effect, as to its good standing and due qualification to do business in such state, each dated within thirty (30) days prior to the Closing Date; and

                  (v) Incumbency. The names of the officers of the Company authorized to sign this Agreement and the Other Agreements to be executed by the Company, together with a sample of the true signature of each such officer;

             (i) General Certificate of Parent's Secretary or Assistant Secretary. A certificate of the Secretary or Assistant Secretary of Parent together with true, correct and complete copies of the following:

                  (i) Restated Articles of Incorporation. The Restated Articles of Incorporation of Parent, including all amendments thereto, certified by the Secretary of State of the state of its incorporation;

                 (ii) Bylaws. The Bylaws of Parent, including all amendments thereto;

                (iii) Resolutions. The resolutions of the Board of Directors of Parent authorizing (A) the execution, delivery and performance of this Agreement, the Acquisition Documents, the Senior Loan Documents, and the Other Agreements to which Parent is a party,
        (B) the issuance of the Preferred Stock to each Purchaser and the reservation of a sufficient number of shares of Common Stock into which such shares of Preferred Stock are exercisable (subject to antidilution adjustments), and (C) the reservation of a sufficient number of Warrant Shares (as defined in the Purchase Documents);

                 (iv) Existence and Good Standing Certificates. Certificates of the appropriate government officials of the state of incorporation of Parent as to its existence and good standing, and certificates of the appropriate government officials in each state where Parent does business and where failure to qualify as a foreign corporation would have a Material Adverse Effect, as to its good standing and due qualification to do business in such state, each dated within thirty (30) days prior to the Closing Date; and

                  (v) Incumbency. The names of the officers of Parent authorized to sign this Agreement and the Other Agreements to be executed by Parent, together with a sample of the true signature of each such officer;

             (j) General Certificate of each Subsidiary's Secretary or Assistant Secretary. A certificate of the Secretary or Assistant Secretary of each Subsidiary of the Company together with true, correct and complete copies of the following:

                  (i) Articles of Incorporation. The Articles of Incorporation of each Subsidiary of the Company, including all amendments thereto, certified by the Secretary of State of the state of its incorporation and dated within thirty (30) days prior to the Closing Date;

                 (ii) Bylaws. The Bylaws of each Subsidiary of the Company, including all amendments thereto;

                (iii) Resolutions. The resolutions of the Board of Directors of each Subsidiary of the Company authorizing the execution, delivery and performance of the Acquisition Documents, the Senior Loan Documents, and the Other Agreements, in each case to which each such Subsidiary is a party;

                 (iv)  Existence and Good Standing Certificates.
        Certificates of the appropriate government officials of the state of incorporation of each Subsidiary as to its existence and good standing, and certificates of the appropriate government officials in each state where each such Subsidiary does business and where failure to qualify as a foreign corporation would have a Material Adverse Effect, as to its good standing and due qualification to do business in such state, each dated within thirty (30) days prior to the Closing Date; and

                  (v) Incumbency. The names of the officers of each Subsidiary authorized to sign the Other Agreements to be executed by such Subsidiary, together with a sample of the true signature of each such officer;

             (k) Senior Loan Documents. Copies of the Senior Loan Documents and each document relating thereto, and a certificate of the Chief Executive Officer and Chief Financial Officer of the Company and Parent certifying that the attached documents are a true, correct and complete set of the Senior Loan Documents, that all conditions precedent to funding of the Senior Debt have been met or waived, and that those transactions are being consummated simultaneously with the sale of the Senior Subordinated Notes;

             (l) Acquisition Documents. Copies of the Acquisition Documents and each document relating thereto, and a certificate of the Chief Executive Officer and Chief Financial Officer of the Company and Parent certifying that the attached documents are a true, correct and complete set of the Acquisition Documents, that all conditions precedent to funding of the Acquisition have been met or waived, and that those transactions are being consummated simultaneously with the sale of the Senior Subordinate Notes;

             (m) Solvency Certificate. A certificate in form and substance satisfactory to each Purchaser regarding the solvency of Parent, the Company and their Subsidiaries, individually and on a consolidated basis, which includes a pro forma balance sheet and cash flow projections and analyses for the Company and Parent, executed by the Chief Executive Officer and the Chief Financial Officer of each of the Company and Parent;

             (n) Sources and Uses Certificate. A certificate in form and substance satisfactory to each Purchaser executed by the Chief Executive Officer and Chief Financial Officer of the Company and Parent, setting forth in reasonable detail the sources and uses of funds in the transactions contemplated herein, in the Senior Loan Documents and in the Other Agreements;

             (o) Communication with Accountants. Purchaser shall have received a copy of a letter from each of the Company and Parent addressed to its accountants authorizing such accountants to disclose to each Purchaser any and all financial information concerning the Company or Parent, as the case may be, requested by Purchaser in determining compliance with any of the financial covenants set forth in Sections 6.20 and 7.9;

             (p) Transaction Certificate. A certificate of the Chief Executive Officer and the Chief Financial Officer of the Company and Parent that, to the best of their knowledge after due investigation, all conditions precedent to the effectiveness of this Agreement have been satisfied or waived;

             (q) Environmental Reports. Environmental reports of an independent environmental consulting firm satisfactory to each Purchaser with respect to the Property and all improvements, fixtures and equipment located thereon, which reports shall evidence no violation of Environmental Laws or presence of Polluting Substances which is unacceptable to any Purchaser in its sole discretion;

             (r) Employment Agreements. A copy of each existing Employment Agreement, in form and substance satisfactory to each Purchaser;

             (s) Guaranty Agreements. A Parent Guaranty executed by Parent, a Company Guaranty executed by the Company and a Subsidiary Guaranty executed by each Subsidiary of Parent and the Company;

             (t) Non-Compete Agreements. The Non-Compete Agreements, in form and substance satisfactory to each Purchaser, duly executed by the parties thereto; and

             (u) Additional Information, Other Documents and Agreements. Such other information, documents, agreements, commitments and undertakings as any Purchaser or any Purchaser's counsel shall reasonably request.

        5.10 Material Adverse Change. For the period from December 31, 1996 to the Closing Date, and except for the transactions contemplated by this Agreement, the Other Agreements, the Acquisition Documents and the Senior Loan Documents, there shall have been (a) no occurrence or event which, in any Purchaser's opinion, has or could have a Material Adverse Effect,
   (b) no law, act, rule, regulation or order of any legislative, administrative or judicial body or official which could prevent any Purchaser from consummating the transactions contemplated by this Agreement and the Other Agreements, and (c) no occurrence or event which would lead the Company or any Purchaser to believe that the Company would fail to meet the cash flow projections delivered to each Purchaser pursuant to Section 4.2.

        5.11 Fees. An origination fee (less the $75,000.00 credit for amounts which have been paid by the Company to Rice prior to the Closing
   Date) in the amounts set forth in Section 1.3 hereof shall have been paid to each Purchaser. All other fees then payable pursuant to this Agreement (including the fees, expenses and disbursements of each Purchaser's counsel) shall have been paid to each Purchaser (or such counsel, as applicable).

        5.12 No Event of Default. No Event of Default or Potential Default shall have occurred and be continuing.

        5.13 Representations and Warranties. All representations and warranties contained in this Agreement, the Senior Loan Documents, the Acquisition Documents and the Other Agreements shall be true and correct on the Closing Date.

        5.14 Issuance of Preferred Stock. Parent shall have amended its Articles of Incorporation to authorize the issuance of the Preferred Stock, the Preferred Stock shall have been issued to each of Rice and the Southland Purchasers, as required in the Certificate and Purchase Documents, and a certificate evidencing and representing the Preferred Stock issued to Rice and the Southland Purchasers shall have been delivered to each of Rice and the Southland Purchasers, respectively.

        5.15 Financial Statements. The consolidating financial statements for Parent and Southland shall be satisfactory to each Purchaser.

        5.16 Capital Structure of Parent and its Subsidiaries. The assets, business structure and capital structure of Parent and each of its Subsidiaries shall, after giving effect to the Acquisition, be satisfactory to each Purchaser in its sole discretion.

        5.17 Reference Calls. Reference calls made by each Purchaser to any key customers or suppliers of Parent and each of its Subsidiaries shall be satisfactory to each Purchaser, in its sole discretion.

        5.18 Resignations of Officers and Directors. Each officer and director of Southland and each of its Subsidiaries and each director, other than Shea Ralph, of Parent shall have resigned from such position or positions and shall have been replaced with such Persons satisfactory to each Purchaser in accordance with the Purchase Documents and the Certificate.

        5.19 Southland Dividend. The dividend payable to the shareholders of Southland in connection with the Acquisition pursuant to the terms of the Acquisition Agreement shall be paid in accordance with all applicable corporate, securities and other laws.

   VI.  AFFIRMATIVE COVENANTS

        The Company and Parent covenant and agree that, from the date hereof and until the Senior Subordinated Obligations have been finally and irrevocably paid in full in accordance with the terms hereof and thereof:

        6.1  Financial Statements.  Parent will furnish to each Purchaser:

             (a) As soon as available, and in any event within one hundred twenty (120) days after the end of each fiscal year of Parent, beginning with the fiscal year ending December 31, 1996, (i) a copy of the financial statements of Parent for such fiscal year containing a consolidated and consolidating balance sheet, statement of income, statement of stockholders' equity, and statement of cash flow as at the end of such fiscal year and for the fiscal year then ended, in each case setting forth in comparative form the figures for the preceding fiscal year, together with management's discussion and analysis of variances prepared by Parent's management, all in reasonable detail and audited and certified by Ernst & Young LLP or any other "Big Six" firm of independent certified public accountants (or any other firm of independent certified public accountants of recognized national standing selected by Parent and consented to by the Holders provided that the Holders consent shall not unreasonably be withheld) to the effect that such financial statements have been prepared in accordance with GAAP; (ii) a certificate delivered to each Purchaser by such independent certified public accountants confirming the calculations set forth in the officers' certificate delivered simultaneously therewith in accordance with Section 6.2(a); and
   (iii) a comparison of the actual results during such fiscal year to those originally budgeted by the Company prior to the beginning of such fiscal year, together with management's discussion and analysis of variances, as well as, variances between actual results for such fiscal year and actual results for the previous fiscal year. The annual audit report required hereby shall not be qualified on the basis that the Company is not a going concern or otherwise qualified or limited because of restricted or limited examination by the accountant of any material portion of any of the records of the Company.

             (b) As soon as available, and in any event within thirty (30) days after the end of each calendar month, a copy of an unaudited financial report of Parent and each of its Subsidiaries as of the end of such calendar month and for the portion of the fiscal year then ended, containing balance sheets, statements of income, retained earnings and statements of cash flow, in each case setting forth in comparative form the figures for the corresponding period of the preceding fiscal year, together with management's discussion and analysis of variances all in reasonable detail, including, without limitation, a comparison of the actual results during such period to those originally budgeted by Parent and each of its Subsidiaries prior to the beginning of such fiscal period and for the fiscal year to date.

             (c) As soon as available, and in any event within thirty (30) days after the Closing Date, a balance sheet of the Company that has been reviewed by Ernst & Young LLP, or such other independent "Big Six" or other nationally recognized accounting firm, dated as of the Closing Date, which has been restated using purchase accounting in accordance with APB 16 and which gives effect to the issuance of the Senior Subordinated Notes and the Purchase Documents, and the financing transactions contemplated by the Senior Loan Agreement as if all commitments therein available to the Company as of the Closing Date were fully utilized, certified by the Chief Executive Officer and the Chief Financial Officer of the Company as fairly presenting the Company's financial position.

             (d) Forty-five (45) days after the beginning of each fiscal year of Parent, an annual budget or business plan for such fiscal year, including a projected consolidated and consolidating balance sheet, income statement, and cash flow statement for such year (and any underlying assumptions), and, promptly during each fiscal year, all revisions thereto approved by the board of directors of Parent.

        6.2 Certificates; Other Information. Parent will furnish to each Purchaser all of the following:

             (a) Concurrently with the delivery of each of the financial statements referred to in Section 6.1(a), Section 6.1(b) and
   Section 6.1(c), a certificate of an authorized officer of the Company and Parent in the form of the officer's certificate attached hereto as Exhibit B (i) stating that, to the knowledge of such officer, no Event of Default or Potential Default has occurred and is continuing or, if such officer has knowledge of an Event of Default or Potential Default, the nature thereof and specifying the steps taken or proposed to remedy such matter,
   (ii) showing in reasonable detail the calculations showing compliance with Sections 6.20 and 7.9, (iii) stating that the financial statements attached have been prepared in accordance with GAAP and fairly and accurately present (subject to year-end audit adjustments, for the annual certificates) the financial condition and results of operations of Parent, the Company and their Subsidiaries at the date and for the period indicated therein, (iv) containing summaries of accounts payable agings, accounts receivable agings, and inventory, (v) containing a schedule of the outstanding Indebtedness for borrowed money of Parent, the Company and their Subsidiaries describing in reasonable detail each such debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan, (vi) containing management's discussion and analysis of the business and affairs of Parent, the Company and their Subsidiaries which includes, but is not limited to, a discussion of the results of operations compared to those originally budgeted for such period, and (vii) a report detailing (A) all matters affecting the value, enforceability or collectibility of any material portion of its assets including, without limitation, the Company's reclamation or repossession of, or the return to the Company of, a material amount of goods and material claims or disputes asserted by any customer or other obligor, and (B) any material adverse change in the relationship between Parent, the Company or any Subsidiary and any of its material suppliers or customers.

             (b) As soon as available, (i) a copy of each financial statement, report, notice or proxy statement sent by Parent to its stockholders in their capacity as stockholders, (ii) a copy of each regular, periodic or special report, registration statement, or prospectus filed by Parent with any securities exchange or the Securities and Exchange Commission or any successor agency, (iii) any material order issued by any court, governmental authority, or arbitrator in any material proceeding to which Parent or any of its Subsidiaries is a party,
   (iv) copies of all press releases and other statements made available generally by Parent or any of its Subsidiaries to the public generally concerning material developments in Parent's or such Subsidiary's business, and (v) a copy of all correspondence and reports sent by Parent or the Company to the Senior Lender outside of the ordinary course of business.

             (c) Promptly, such additional information concerning Parent, the Company and their Subsidiaries as any Purchaser may reasonably request.

        6.3 Books and Records; Accounting System. Parent and the Company will, and will cause each of the Subsidiaries to, keep (a) proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs; (b) set up on its books accruals with respect to all taxes, assessments, charges, levies and claims; and (c) on a reasonably current basis set up on its books from its earnings allowances against doubtful receivables, advances and investments and all other proper accruals (including, without limitation, by reason of enumeration, accruals for premiums, if any, due on required payments and accruals for depreciation, obsolescence, or amortization of properties), which should be set aside from such earnings in connection with its business. All determinations pursuant to this subsection shall be made in accordance with, or as required by, GAAP consistently applied. Parent and the Company will, and will cause each of the Subsidiaries to, maintain a modern system of accounting established and administered in accordance with sound business practices to permit preparation of consolidated financial statements in conformity with GAAP.

        6.4 Financial Disclosure. The Company and Parent hereby irrevocably authorize and direct all accountants and auditors employed by them at any time during the term of this Agreement to exhibit and deliver to each Purchaser copies of any of their respective financial statements, trial balances or other accounting records of any sort in the accountant's or auditor's possession, and to disclose to each Purchaser any information they may have concerning either party's financial status and business operations. Each of the Company and Parent hereby irrevocably authorizes all federal, state and municipal authorities to furnish to each Purchaser copies of reports or examinations relating to the Company or Parent, whether made by the Company, Parent or otherwise.

        6.5 Disclosure of Material Matters. Parent and the Company will, and will cause each of the Subsidiaries to, promptly upon learning thereof, report to each Purchaser (a) all matters materially affecting the value, enforceability or collectibility of any material portion of its assets including, without limitation, changes to significant contracts, schedules of equipment, changes of significant equipment or real property, the reclamation or repossession of, or the return to the Company or Parent or their Subsidiaries of, a material amount of goods and material claims or disputes asserted by any customer or other obligor, and (b) any material adverse change in the relationship between Parent or its Subsidiaries and any of its suppliers or customers.

        6.6 Performance of Obligations. Parent and its Subsidiaries will duly and punctually pay and perform their obligations, as applicable, under this Agreement, the Acquisition Documents and the Other Agreements (excluding, to the extent included, the Senior Loan Documents) to which each is a party.

        6.7 Preservation of Existence and Conduct of Business. Parent and Company will, and will cause each of the Subsidiaries to, preserve and maintain its corporate existence and all of its leases, privileges, franchises, qualifications and rights that are necessary or useful in the ordinary conduct of its business and where failure to do so would have a Material Adverse Effect, and conduct its business as presently conducted in an orderly and efficient manner in accordance with good business practices; provided, however, that nothing contained in this Section 6.7 shall prohibit the occurrence of the Acquisition Merger and other acquisitions and mergers permitted under the terms of the Senior Loan Agreement.

        6.8 Maintenance of Properties. Parent and the Company will, and will cause each of the Subsidiaries to, operate and maintain in good condition and repair (ordinary wear and tear excepted) and replace as necessary, all of its material assets and properties which are necessary in accordance with sound business practices in the proper conduct of its business so that the value and operating efficiency of its assets and properties are maintained and preserved. Parent and the Company will, and will cause each of the Subsidiaries to, at all times maintain the Intellectual Property material to its business in full force and effect, and will defend and protect the Intellectual Property against all material adverse claims.

        6.9 Payment of Taxes and Claims. Parent and the Company will, and will cause each of the Subsidiaries to, pay or discharge, at or before maturity or before becoming delinquent (a) all taxes, levies, assessments, vault, water and sewer rents, rates, charges, levies, permits, inspection and license fees and other governmental and quasi-governmental charges and any penalties or interest for nonpayment thereof, heretofore or hereafter imposed or which may become a Lien upon any property owned by Parent or such Subsidiary or arising with respect to the occupancy, use, possession or leasing thereof (collectively the "Impositions") and (b) all lawful claims for labor, material, and supplies, which, if unpaid, might become a Lien upon any of its Property; provided, however, that neither Parent nor its Subsidiaries will be required to pay or discharge any claim for labor, material, or supplies or any Imposition (i) which is being contested in good faith by appropriate actions or proceedings diligently pursued, and for which adequate reserves in conformity with GAAP with respect thereto have been established to the reasonable satisfaction of the Holders, and
   (ii) if the failure to pay or discharge the same would not result in a Material Adverse Effect.

        6.10 Compliance with Laws. Parent and the Company will, and will cause each of the Subsidiaries to, comply with all acts, rules, regulations and orders of any legislative, administrative or judicial body or official applicable to the operation of Parent's or such Subsidiary's business if noncompliance with such acts, rules, regulations or orders could have a Material Adverse Effect; provided, however, Parent or such Subsidiary may contest or dispute any acts, rules, regulations, orders and directions of those bodies or officials by appropriate actions or proceedings diligently pursued, if adequate reserves in conformity with GAAP with respect thereto are established to the reasonable satisfaction of the Holders.

        6.11 Payment of Leasehold Obligations. Parent and the Company will, and will cause each of the Subsidiaries to, at all times, pay, when and as due, its rental obligations under all leases under which it is a tenant or lessee, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect and, at the request of the Holders, will provide evidence of its having done so; provided, however, Parent or such Subsidiary may contest or dispute its obligations under such leases by appropriate actions or proceedings diligently pursued if adequate reserves in conformity with GAAP with respect thereto are established.

        6.12 Insurance; Casualty Event. Parent and the Company will, and will cause each of the Subsidiaries to, maintain, with financially sound, reputable and solvent companies, insurance policies acceptable to the Holders (a) insuring its assets against loss by fire, explosion, theft and other risks and casualties as are customarily insured against by companies engaged in the same or a similar business, and (b) insuring Parent and its Subsidiaries against liability for personal injury and property damages relating to its assets, such policies to be in such amounts and covering such risks as are usually insured against by companies engaged in the same or a similar business, and insuring such other matters as may from time to time be reasonably requested by the Holders. Parent and Company will, and will cause each of the Subsidiaries to, provide copies of all such insurance policies to each Purchaser within ten (10) days following such Purchaser's request for the same. Parent and the Company will, and will cause each of the Subsidiaries to, (i) pay, or cause to be paid, all premiums for such insurance at least thirty (30) days before such premiums become due, (ii) furnish to each Purchaser satisfactory proof of the timely making of such payments, (iii) deliver all renewal policies to each Purchaser at least five (5) days before the expiration date of each expiring policy, (iv) cause such policies to require the insurer to give notice to each Purchaser of termination of any such policy at least thirty
   (30) days before such termination is to be effective and (v) immediately deliver written notice to each Purchaser of any Casualty Event. If Parent or any of its Subsidiaries fails to provide and pay for any such insurance, each Purchaser may, at its option, but shall not be required to, pay the same and charge Parent or any Subsidiary therefor.

        6.13 Inspection Rights. At any reasonable time and from time to time, Parent and Company will, and will cause each of the Subsidiaries to, permit representatives of any Purchaser to examine and make copies of the books and records of, and visit and inspect the properties of, Parent and its Subsidiaries, and to discuss the business, operations, and financial condition of Parent and its Subsidiaries with its respective officers and employees and with its independent certified public accountants. Such examinations and inspections may include, but are not limited to, audits of the application of proceeds from the Senior Subordinated Notes. In accordance with the terms of Section 12.1 hereof, Parent will promptly reimburse each Purchaser for all expenses incurred by representatives of Purchaser in connection with such inspections.

        6.14 Notices. Parent and the Company will, and will cause each of the Subsidiaries to, promptly, but in any event within two (2) Business Days after first becoming aware thereof, notify each Purchaser via telephone, subsequently confirmed or, if requested by such Purchaser, in writing of:

             (a) the commencement of any event, including but not limited to, any action, suit, or proceeding against Parent or any Subsidiary, that could have a Material Adverse Effect, which notice shall specify the nature of such event and what action Parent or such Subsidiary has taken or is taking or proposes to take with respect thereto;

             (b) the occurrence of an event of default, or an event which with the passage of time or giving of notice or both constitutes an event of default under the Senior Loan Documents or under any instrument or agreement evidencing any other Indebtedness of Parent or such Subsidiary, which notice shall specify the nature of such event, condition or default and what action Parent or such Subsidiary has taken or is taking or proposes to take with respect thereto; or

             (c) The occurrence of an Event of Default or a Potential Default, which notice shall specify the nature of such event, condition or default and what action Parent or such Subsidiary has taken or is taking or proposes to take with respect thereto.

   Any notification required by this Section 6.14 shall be accompanied by a certificate of the Chief Executive Officer or Chief Financial Officer setting forth the details of the specified events and the action which Parent or such Subsidiary proposes to take with respect thereto.

        6.15 Additional Notices. Immediately upon receipt by Parent or any Subsidiary, Parent or the Company will, and will cause the Subsidiaries to, provide each Purchaser with copies of all notices (including notices of default), statements and financial information, including notices of default, received from the Senior Lender under the Senior Loan Agreement and any other creditor or lessor with respect to the acceleration of the maturity of any item of Indebtedness for borrowed money or the repossession of property from Parent or such Subsidiary.

        6.16 Senior Loan Document Amendments. Parent and Company will, and will cause the Subsidiaries to, promptly provide each Purchaser with copies of all proposed amendments to the Senior Loan Documents and of all other loan agreements to which Parent or such Subsidiary is a party.

        6.17 Further Assurances. Parent and the Company will, and will cause the Subsidiaries to, execute and deliver to each Purchaser from time to time, upon demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents as any Purchaser may request, in order that the full intent of this Agreement and the Other Agreements may be carried into effect.

        6.18 Compliance with ERISA and the Code. Parent and the Company will, and will cause each of the Subsidiaries to, comply, and will cause each other member of any Controlled Group to comply, with all minimum funding requirements, and all other material requirements, of ERISA and the Code, if applicable, to any Employee Benefit Plan it or they sponsor or maintain, so as not to give rise to any liability thereunder. Parent and the Company will, and will cause each of the Subsidiaries to, pay and will cause each other member of any Controlled Group to pay when due any amount payable by it to the Pension Benefit Guaranty Corporation.
   Promptly after the filing thereof, Parent and the Company shall furnish to each Purchaser with regard to each Employee Benefit Plan, copies of each annual report required to be filed pursuant to Section 104 of ERISA in connection with each such plan for each plan year.

        6.19 Compliance with Regulations G, T, U and X. Neither the Company, Parent nor any Person acting on their behalf will take any action which might cause this Agreement, the Senior Subordinated Notes, the Purchase Documents, the Senior Loan Documents or any Other Agreements to violate, and the Company and Parent will take all actions necessary to cause compliance with, Regulations G, T, U and X of the Board of Governors of the Federal Reserve System and the Securities Exchange Act of 1934, in each case as now in effect or as the same may hereafter be in effect.

        6.20 Financial Covenants.

             (a) Total Debt to EBITDA. As of the end of each Fiscal Quarter during the periods set forth below beginning with the Fiscal Quarter ending March 31, 1998, Parent shall not permit the ratio of Total Debt of Parent determined on a consolidated basis which is outstanding as of the date of determination to EBITDA for the twelve
        (12) month period (or portion thereof since the Closing Date) then ending to exceed the ratio set forth below opposite the applicable period below:

                           Period                            Ratio
                           ------                            -----

            March 31, 1998 through June 30, 1998          4.95 to 1.00
            July 1, 1998 through  September 30, 1998      4.68 to 1.00
            October 1, 1998 through December 31, 1998     4.40 to 1.00
            January 1, 1999 through June 30, 1999         4.13 to 1.00
            July 1, 1999 through September 30, 1999       3.85 to 1.00
            October 1, 1999 through December 31, 1999     3.58 to 1.00
            January 1, 2000 through June 30, 2000         3.30 to 1.00
            July 1, 2000 through September 30, 2000       3.03 to 1.00
            October 1, 2000 and the end  of each
              Fiscal Quarter thereafter                   2.75 to 1.00

             (b) Interest Coverage. Parent shall not permit the ratio of Operating Cash Flow to cash interest expense of Parent and the Subsidiaries determined on a consolidated basis, both calculated for the twelve (12) month period (or portion thereof since the Closing
        Date) ending on the last day of each Fiscal Quarter (beginning with the Fiscal Quarter ending June 30, 1997) during the periods set forth below, to be less than the ratio set forth below opposite the applicable period below:


                         Period                            Ratio
                         ------                            -----

            Closing Date through June 30, 1997          1.35 to 1.00
            July 1, 1997 through September 30, 1997     1.67 to 1.00
            October 1, 1997 through March 31, 1998      1.80 to 1.00
            April 1, 1998 through September 30, 1998    2.03 to 1.00
            October 1, 1998 through March 31, 1999      2.25 to 1.00
            April 1, 1999 through September 30, 1999    2.48 to 1.00
            October 1, 1999 through March 31, 2000      2.70 to 1.00
            April 1, 2000 through September 30, 2000    2.93 to 1.00
            October 1, 2000 and the end of each
              Fiscal Quarter thereafter                 3.15 to 1.00

             (c) Fixed Charge Coverage. Parent shall not permit the ratio of Operating Cash Flow to Fixed Charges computed on the basis of the Operating Cash Flow and Fixed Charges for the twelve (12) month period (or portion thereof since the Closing Date) ending on the last day of each Fiscal Quarter (beginning with the Fiscal Quarter ending June 30, 1997) to be less than the ratio set forth below opposite the applicable period below:


                            Period                           Ratio
                            ------                           -----

              Closing Date through June 30, 1997          1.00 to 1.00
              July 1, 1997 through June 30, 1998          1.04 to 1.00
              July 1, 1998 through September 30, 1998 1.08 to 1.00 October 1, 1998 and the end of each
                Fiscal Quarter thereafter                 1.12 to 1.00


             (d) EBITDA. As of the end of each Fiscal Quarter set forth below, Parent shall not permit EBITDA for the twelve (12) month period (or portion thereof since the Closing Date) then ending to be less than the Dollar amount set forth below for such Fiscal Quarter:


                      Period                             Dollar Amount
                      ------                             -------------

                June 30, 1997                             $1,710,000
                September 30, 1997                        $3,420,000
                December 31, 1997                         $4,860,000
                March 31, 1998                            $5,625,000
                June 30, 1998                             $5,850,000
                September 30, 1998                        $6,075,000
                December 31, 1998                         $6,300,000
                March 31, 1999                            $6,525,000
                June 30, 1999                             $6,750,000
                September 30, 1999                        $6,975,000
                December 31, 1999                         $7,200,000
                March 31, 2000                            $7,425,000
                June 30, 2000                             $7,650,000
                September 30, 2000                        $7,875,000
                December 31, 2000                         $8,100,000
                March 31, 2001                            $8,325,000
                June 30, 2001                             $8,550,000
                September 30, 2001                        $8,730,000
                December 31, 2001 and the last each
                 Fiscal Quarter thereafter                $9,000,000


             (e) Net Worth. Parent will at all times maintain Consolidated Net Worth in an amount not less than the sum of (a) Twelve Million Dollars ($12,000,000); plus (b) sixty seven and one-half percent (67.5%) of Parent's Net Income for each Fiscal Quarter to have completely elapsed since the Closing Date; plus (c) ninety percent (90%) of the net cash proceeds of any sale of Securities or other contributions to the capital of Parent received by Parent since the Closing Date, calculated without duplication. If Net Income for a Fiscal Quarter is zero or less, no adjustment to the requisite level of Consolidated Net Worth shall be made.

        6.21 Fiscal Year. The Company and Parent will cause their fiscal year to be the twelve month period ending on December 31 of each year.

        6.22 Board Observation and Membership. Parent and the Company will, and will cause each of the Subsidiaries to, deliver to each Holder a copy of the minutes of and all materials distributed at or prior to all meetings of the board of directors (including the executive, compensation and other committees thereof) or shareholders of such Person, certified as true and accurate by the Secretary of such Person, promptly following each such meeting. Parent and the Company will, and will cause each of the Subsidiaries to, (a) permit each Holder to designate one (1) person to attend all meetings of such Person's board of directors (including executive, compensation and other committee meetings), (b) provide such designees not less than twenty-one (21) calendar days' actual notice of all regular meetings and seven (7) calendar days' actual notice of all special meetings of such Person's board of directors (including the executive, compensation and other committees thereof) or shareholders,
   (c) permit such designees to attend all such meetings as an observer, and
   (d) provide to such designees a copy of all materials distributed at such meetings or otherwise to the board of directors of Parent and its Subsidiaries. Parent and each Subsidiary agrees to reimburse each individual referred to in Subsection (a) above for all reasonable expenses incurred in traveling to and from such meetings and attending such meetings.

        6.23 Environmental Costs.

             (a) Parent and the Company hereby indemnify and hold each Purchaser harmless from and against any liability, loss, damage, suit, action or proceeding pertaining to solid or hazardous waste materials or other waste-like or toxic substances, including, but not limited to, claims of any federal, state or municipal government or quasi-governmental agency or any third person, whether arising under any federal, state or municipal law or regulation, or tort, contract or common law that relates to Parent and each Subsidiary.

             (b) To the extent the laws of the United States or any state in which property, leased or owned, of Parent or any Subsidiary provide that a Lien upon the property of Parent or such Subsidiary may be obtained for the removal of Polluting Substances which have been released, no later than sixty (60) days after notice is given by any Holder to the Company, the Company shall deliver to each Purchaser a report issued by a qualified, third party environmental consultant selected by the Company and approved by such Holder as to the existence of any Polluting Substances located upon or beneath the specified property, leased or owned by Parent or such Subsidiary. To the extent any such Polluting Substance is located therein or thereunder that either (i) subjects the property to Lien or (ii) requires removal to safeguard the health of any Person, Parent and the Company will, and will cause each of the Subsidiaries to, remove, or cause to be removed, such Lien and such Polluting Substance at Parent's and the Company's expense.

        6.24 Employment Agreements and Non-Compete Agreements. Parent and the Company will, and will cause each of the Subsidiaries to, as applicable, at all times maintain the Employment Agreements and Non-Compete Agreements in full force and effect, and will diligently enforce the Employment Agreements and Non-Compete Agreements against any parties thereto who violate or attempt to violate any of such Employment Agreements or Non-Compete Agreements.

   VII. NEGATIVE COVENANTS

        Parent and the Company covenant and agree that from the date hereof until the Senior Subordinated Obligations have been finally and irrevocably paid in full in accordance with the terms hereof and thereof, without the prior consent of the Holders:

        7.1 Indebtedness. Parent and the Company will not, and will not permit the Subsidiaries to, create, incur, issue, assume, guarantee or otherwise become liable for any Indebtedness except (a) Permitted Indebtedness; (b) any extension, renewal or refinancing of any Permitted Indebtedness (other than the Senior Debt) on such terms and conditions as are, on the whole, no more onerous to Parent or such Subsidiary than the terms and conditions of such Permitted Indebtedness on the date of such extension, renewal or refinancing; and (c) any replacement or refinancing of the Senior Debt; provided that (i) the interest rate on such refinancing shall be no greater than the interest rate permitted by the Senior Subordination Agreement, (ii) the amortization of principal on such refinancing shall be for no shorter period, and for no greater annual amounts, than the amortization provided for in the Senior Loan Agreement,
   (iii) the amount so replaced or refinanced shall be no greater than the maximum amount permitted to be outstanding under the Senior Loan Agreement on the date of such replacement or refinancing, (iv) the collateral security for such replacement or refinancing does not extend to assets other than those contemplated by the Senior Loan Agreement (and proceeds thereof) and (v) the other terms and conditions of such replacement or refinancing are, on the whole, no more onerous to the Company than the terms of the Senior Loan Agreement with such amendments thereto permitted by the Senior Subordination Agreement. Any Permitted Indebtedness which is subordinated to the Senior Subordinated Obligations shall continue to be subordinated to the Senior Subordinated Obligations on terms and conditions satisfactory to the Holders.

        7.2 Limitation on Liens. Parent and the Company will not, and will not permit the Subsidiaries to, incur, create, assume, or permit to exist any Lien upon any of its property, assets, or revenues, including, but not limited to, its shares of capital stock of each of its Subsidiaries, whether now owned or hereafter acquired, except Permitted Liens.

        7.3 Merger, Acquisition, Dissolution and Sale of Assets. Parent and the Company will not, and will not permit the Subsidiaries to, (a) become a party to a merger or consolidation (other than the Acquisition Merger and any other merger permitted by the Senior Loan Agreement), (b) purchase or otherwise acquire all or a substantial part of the assets of any Person or any shares or other evidence of beneficial ownership of any Person (other than acquisitions permitted under the terms of the Senior Loan Agreement), (c) dissolve or liquidate, (d) form, acquire or permit the existence of any Subsidiary or Subsidiaries other than the Subsidiaries in existence on the date hereof and those permitted to be created under the terms of the Senior Loan Agreement, and (e) sell, assign or transfer any of its assets, except (i) the transfer of all assets of Parent (other than the stock of the Company) to the Company, (ii) sales of inventory in the ordinary course of business, (iii) sales of other assets reasonably and in good faith determined by the Company to be obsolete or no longer necessary to the Company's business, and (iv) asset dispositions permitted by the Senior Loan Agreement.

        7.4 Restricted Payments. Parent and the Company will not, and will not permit the Subsidiaries to, at any time make or become obligated to make, directly or indirectly, any (a) declaration of any dividend on, or any other payment or distribution in respect of, any shares of capital stock of the Company; except (i) dividends in cash from the Company or its Subsidiaries to Parent to the extent necessary to permit Parent to pay the Senior Subordinated Obligations due and payable from Parent to each Purchaser, (ii) dividends from the Subsidiaries of the Company to the Company to the extent necessary to permit the Company to pay the Senior Subordinated Obligations, (iii) dividends on the Preferred Stock as provided in the Certificate and payments made pursuant to the Purchase Documents, and (iv) other dividends permitted by the Senior Loan Agreement, (b) except as otherwise provided for herein, any professional consulting or management fees or any other payments to any shareholders of Parent or any Subsidiary, (c) payment or distribution on account of the purchase, repurchase, redemption, put, call or other retirement of any shares of capital stock of Parent or any Subsidiary or of any warrant, option or other right to acquire such shares (except pursuant to the Purchase Documents or the Certificate or as permitted by the Senior Loan Agreement), or (d) payment or distribution on account of any Indebtedness of the Company which is subordinate to the Senior Subordinated Notes (except that Subsidiaries may make distributions to the Company).

        7.5 Loans and Investments. Except for Permitted Investments, Parent and the Company will not, and will not permit any Subsidiary to, make any advance, loan, extension of credit, or capital contribution to or investment in, or purchase any stock, bonds, notes, debentures, or other securities of any Person.

        7.6 Transactions with Affiliates. Except as contemplated by this Agreement and the Other Agreements, Parent and the Company will not, and will not permit any Subsidiaries to, enter into any transaction with any director, officer, employee, shareholder, or Affiliate of Parent, Southland or any of their respective Subsidiaries except, on prior approval by the Company's board of directors of the terms which shall be fair and reasonable and be at least as favorable as would result in a comparable arm's-length transaction with a Person not a director, officer, employee, shareholder or Affiliate of Parent, Southland or any of their respective Subsidiaries, as the case may be.

        7.7 Nature of Business. Parent and the Company will not, and will not permit any Subsidiary to, engage in any business other than the businesses set forth on Schedule 4.25, or any business reasonably related thereto.

        7.8 Modification of Senior Loan Agreement. Parent and the Company will not, and will not permit any Subsidiary to, agree or consent to any modification, amendment or waiver of any of the terms or provisions of the Senior Loan Documents without the prior written consent of the Holders except such amendments and waivers which can be made to the Senior Loan Documents without the consent of the Purchaser under the terms of the Senior Subordination Agreement.

        7.9 Capital Expenditure Limits. The aggregate amount of all Capital Expenditures of Parent and the Subsidiaries during any Fiscal Year will not exceed the Capital Expenditure Limit for such Fiscal Year:


                     Period                             Amount
                     ------                             ------

       Closing Date through December 31, 1997          $440,000
       January 1, 1998 through December 31, 1998       $550,000
       January 1, 1999 through December 31, 1999       $660,000
       January 1, 2000 through December 31, 2000       $770,000
       January 1, 2001 and each Fiscal Year
         thereafter                                    $880,000

   The term "Capital Expenditure Limit" means, for the Fiscal Years set forth above, the sum of (i) the Dollar amount set forth in the table above opposite the applicable Fiscal Year (the Dollar amount as set forth for each Fiscal Year herein the "Yearly Limit") plus (ii) fifty percent (50%) of the portion of the Yearly Limit from the immediately preceding Fiscal Year which was not expended by Parent and its Subsidiaries for Capital Expenditures in such preceding Fiscal Year. In calculating compliance with this Section 7.9, (a) Capital Expenditures made in a Fiscal Year shall first be debited against the Yearly Limit for such Fiscal Year then debited against the carryover of the Yearly Limit, if any, from the preceding Fiscal Year and (b) the aggregate amount of all payments due under a Capital Lease for the entire term thereof (excluding, however, the interest portion of capitalized lease payments) shall be considered expended in full on the date that the Capital Lease is entered into.

        7.10 Remuneration. Parent and the Company will not, and will not permit any Subsidiary to, (a) pay any management, consulting, or similar fees to any shareholder or Affiliate of Parent or any Subsidiary or to any director, officer, employee or immediate family member of any such Affiliate or shareholder, except as set forth in Schedule 7.10, or (b) pay any compensation to the Persons identified on Schedule 7.10 in excess of the amounts set forth on Schedule 7.10, whether such compensation consists of salary, bonus, management, consulting or other fees, capital distributions, or other benefits or otherwise, and regardless of whether such compensation is paid by Parent and/or any Subsidiary or Affiliate of Parent.

        7.11 Modification of Employment Agreements, the Acquisition Documents or Non-Compete Agreements. Parent and the Company will not, and will not permit any Subsidiary to, agree to any modification, amendment or waiver of any of the terms or provisions of the Employment Agreements, the Acquisition Documents or Non-Compete Agreements without the prior written consent of the Holders.

   VIII. EVENTS OF DEFAULT AND REMEDIES THEREFOR

        8.1 Events of Default. The occurrence of any one or more of the following events shall constitute an "Event of Default":

             (a) (i) the Company shall fail to pay when due (whether upon acceleration or otherwise), any principal payable under the Senior Subordinated Notes, (ii) the Company shall fail to pay within three (3) Business Days of the date due any interest payable under the Senior Subordinated Notes or this Agreement, or (iii) the Company, Parent or any Subsidiary shall fail to pay within five (5) Business Days after receipt of notice of failure to pay (whether by acceleration or otherwise), any other Senior Subordinated Obligations;

             (b) the Company, Parent or any Subsidiary shall fail to pay when due (following the expiration of applicable notice and cure periods, if any), whether upon acceleration or otherwise, any Indebtedness (excluding for purposes of this Section 8.1(b) only the Senior Debt), individually or in the aggregate, having an unpaid principal amount in excess of $750,000.00;

             (c) The Company or Parent, as the case may be, shall fail to perform or observe any (i) obligation, agreement, covenant, term or condition (other than the obligation to make payment) contained (A) in the Senior Subordinated Notes or in Section 6.20 or Article VII of this Agreement; (B) in Section 6.1 of this Agreement, and such default is not cured or otherwise waived within fifteen (15) days after written notice thereof is provided to Parent or Company, as the case may be, or (C) in this Agreement (excluding the obligations, agreements, covenants, terms or conditions governed by Sections 8.1(a), 8.1(c)(i)(A) and (B) above), and such default is not cured or otherwise waived within thirty (30) days after written notice thereof is provided to Parent or Company, as the case may be or (ii) material obligation, agreement, covenant, term or condition (other than the obligation to make payment which is covered by Section 8.1(a) above) contained in the Other Agreements and such default is not cured or otherwise waived within thirty (30) days after written notice thereof is provided to Parent or Company, as the case may be;

             (d) Parent, the Company or any Subsidiary shall fail in any material respect to comply with any material agreement, indenture, mortgage, deed of trust, or other agreement (excluding the Senior Loan Documents and the Other Agreements) binding on it or affecting its properties or business, unless a waiver or consent has been obtained therefor;

             (e) any representation, warranty or other material information whatsoever made or provided by the Company, Parent or any Subsidiary in connection with this Agreement or the Other Agreements or otherwise to induce each Purchaser to purchase its Senior Subordinated Note, Preferred Stock or Warrants was incorrect or misleading in any material respect, when made;

             (f) the Parent or any Subsidiary shall become subject to an Event of Bankruptcy;

             (g) any judgment or order for payment of money shall be rendered against Parent, the Company or any Subsidiary which exceeds an uninsured amount of $750,000.00 and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order, or
   (ii) there shall be a
    period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

             (h) the Senior Debt shall have been accelerated or the holders thereof shall have commenced an action to foreclose on the liens securing the Senior Debt;

             (i) Parent shall cease to directly own and control one hundred percent (100%) of the aggregate number of shares of capital stock of the Company (provided, that the fact that Thomas J. Gilligan has a Lien on the shares of capital stock of Southland which are held in treasury shall not result in the occurrence of an Event of Default under this clause (i) unless Thomas J. Gilligan forecloses on or otherwise causes such treasury shares to be issued out of the treasury);

             (j) the occurrence of a material change in ownership in Parent (for purposes of this subsection a "change in ownership" means the circumstance that (i) F-Jotan, L.L.C. shall own, directly or indirectly, five percent (5%) less than (A) the Registrable Securities (as defined in the Purchase Agreement) so owned by such party on the Closing Date or (B) the number of shares of issued and outstanding voting stock of Parent (without giving effect to the issuance of any shares of Common Stock under the Warrants or the conversion of the Series A Preferred Stock) so owned by such party on the Closing Date, (ii) Rice or the Southland Purchasers shall cease to beneficially own or control, directly or indirectly, at least seventy percent (70%) of the issued and outstanding shares of capital stock of the Company (determined on a fully diluted basis) owned by Rice or the Southland Purchasers, as the case may be, on the Closing Date, or (iii) Rice shall not have the legal right or ability, directly or through its Subsidiaries, to elect a majority of the members of the board of directors of Parent); or

             (k) Parent, the Company or any Subsidiary shall revoke or attempt to revoke its guaranty agreement executed in favor of each Purchaser, or shall repudiate its liability thereunder or shall fail to comply in any material respect with the terms thereof.

        8.2 Remedies of Holders upon Occurrence of Event of Default. When any Event of Default described in Section 8.1 above, other than any Event of Default described in clause (f) thereof, has occurred and is continuing, the majority-in-interest of the Holders may (in addition to any other right, power or remedy permitted to the Holders by law) declare the entire amount of the Senior Subordinated Obligations, including, without limitation, the entire principal, Prepayment Fee (if any) and all interest accrued then outstanding under the Senior Subordinated Notes, to be, and the same shall thereupon become, forthwith due and payable, without any presentment, demand, protest, notice of default, notice of intention to accelerate, notice of acceleration or other notice of any kind, all of which are hereby expressly waived, and in such event the Company shall (subject to the terms of the Senior Subordination Agreement) forthwith pay to the Holders an amount equal to one hundred percent (100%) of the amount thereof. When any Event of Default described in clause (f) of Section 8.1 above shall occur, all of the Senior Subordinated Obligations, including, without limitation, the entire principal, Prepayment Fee (if any), and all accrued interest then outstanding under the Senior Subordinated Notes, shall thereupon be forthwith due and payable without any presentment, demand, protest, notice of default, notice of intention to accelerate, notice of acceleration or other notice of any kind (including any notice by the Holders of the Senior Subordinated Notes), all of which are hereby expressly waived by Parent and the Company, and the Company will (subject to the terms of the Senior Subordination Agreement) forthwith pay to each Holder an amount equal to one hundred percent (100%) of the amount thereof. The provisions of this
   Section 8.2 are solely for the benefit of the Holders and neither the Company nor any other Person shall have any rights with respect to or be entitled to enforce this Section 8.2. If, at any time or times, Parent, the Company or any Subsidiary shall be in default under the Senior Subordinated Notes, this Agreement or any Other Agreement, Rice (so long as it is a Holder) may act as the representative of and, as such, shall consult with the other Holders in connection with any action to be taken with respect to such default and/or with respect to the enforcement of their rights and remedies. All expenses incurred and all amounts realized shall be apportioned among the Holders, pro rata, and reimbursed by the Company as provided in this Agreement.

        8.3  Annulment of Acceleration.  The provisions of the foregoing
   Section 8.2 are subject to the condition that, if all or any part of the Senior Subordinated Obligations have been declared or have otherwise become immediately due and payable by reason of the occurrence of any Event of Default, Rice, with the prior written approval of the majority-in-interest of the Holders may (so long as Rice is a Holder), by written instrument delivered to the Company (an "Annulment Notice"), rescind and annul such declaration and the consequences thereof as to the Senior Subordinated Notes, provided that (a) at the time such Annulment Notice is delivered no judgment or decree has been entered for the payment of any monies due pursuant to such Senior Subordinated Obligations in connection therewith, and (b) all arrears of interest and all other sums payable on such Senior Subordinated Obligations in connection therewith (except any principal, interest or Prepayment Fee which has become due and payable solely by reason of such declaration under Section 8.2 hereof) shall have been duly paid or deferred by the Holders; and provided further, that no such rescission and annulment shall extend to or affect any subsequent default or Event of Default or impair any right consequent thereto, and shall not be deemed a waiver of the Event of Default giving rise to the acceleration unless specifically waived in writing by the majority-in-interest of the Holders.

        8.4 Payment of Senior Subordinated Obligations. Subject to the terms of the Senior Subordination Agreement, each Purchaser shall have the right, which is absolute and unconditional, to receive payment of the principal of and interest on its Senior Subordinated Note and payment of all other Senior Subordinated Obligations on the date when due and, upon the occurrence and continuance of an Event of Default, Rice shall have the right, which is absolute and unconditional, to institute suit against Parent, the Company and/or any Subsidiary on behalf of the Holders for the enforcement of any such payment. Such rights shall not be impaired without the Holder's prior written consent.

        8.5 Remedies. Subject to the terms of the Senior Subordination Agreement, if any Event of Default shall occur and be continuing, Rice, on behalf of each and every Holder, may exercise any right or remedy it has at law, in equity or under this Agreement or any Other Agreement. No right or remedy conferred upon or reserved to Rice or any other Purchaser under this Agreement or any Other Agreement is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to every other right or remedy given hereunder or now or hereafter existing under any applicable law. Every right and remedy given by this Agreement or by applicable law to Rice or any other Holder may be exercised from time to time and as often as may be deemed expedient by Rice or such other Holder.

        8.6 Conduct No Waiver. No course of dealing on the part of any Purchaser, nor any delay or failure on the part of any Purchaser to exercise any of its rights, shall operate as a waiver of such right or otherwise prejudice such Purchaser's rights, powers and remedies. If the Company fails to pay, when due, the principal of, Prepayment Fee (if any) or the interest on, the Senior Subordinated Notes, or fails to comply with any other provision of this Agreement, the Company shall pay to the Holder, to the extent permitted by law, on demand, such further amounts as shall be sufficient to cover the cost and expenses, including, but not limited to, reasonable attorney's fees, incurred by such Purchaser in collecting any sums due on the Senior Subordinated Note or in otherwise enforcing any of such Purchaser's rights.

   IX.  SUBORDINATION

        Notwithstanding any provision in this Agreement to the contrary, the Indebtedness evidenced by the Senior Subordinated Notes shall be subordinate in right of payment to all regularly scheduled payments of principal and interest with respect to the Senior Debt, and any Purchaser's rights and remedies hereunder shall be subordinate to the rights and remedies of the Senior Lender, in accordance with the terms of the Senior Subordination Agreement. Nothing contained in this Article IX or elsewhere in this Agreement, in the Senior Subordinated Notes or the Senior Subordination Agreement is intended to or shall impair, as between the Company and Purchaser, the obligations of the Company, which are absolute and unconditional, to pay to Purchaser the principal of, Prepayment Fee (if any) and interest on the Senior Subordinated Notes and all other Senior Subordinated Obligations as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of Purchaser and creditors of the Company other than the holders of the Senior Debt, nor shall anything herein or therein prevent Purchaser from exercising all remedies otherwise permitted by applicable law upon an Event of Default under this Agreement.

   X.   FORM OF SENIOR SUBORDINATED NOTE, REGISTRATION, TRANSFER AND
        REPLACEMENT

        10.1 Form of Senior Subordinated Notes. The Senior Subordinated Notes initially delivered under this Agreement will be a fully registered note in the form attached hereto as Exhibit A. The Senior Subordinated Notes are issuable only in fully registered form in denominations of at least $1,000,000 (or the then-remaining outstanding balance thereof, if less than $1,000,000).

        10.2 Senior Subordinated Notes Register. The Company shall cause to be kept at the principal office a register for the registration and transfer of the Senior Subordinated Notes. The names and addresses of each Holder of the Senior Subordinated Notes, the transfer thereof and the names and addresses of the transferees of the Senior Subordinated Notes shall be recorded in such register.

        10.3 Issuance of New Senior Subordinated Notes upon Exchange or Transfer. Upon surrender for exchange or registration of transfer of any Senior Subordinated Note at the office of the Company designated for notices in accordance with Section 12.3 hereof, the Company shall execute and deliver, at its expense, one or more new Senior Subordinated Notes of any authorized denomination requested by the Holder of the surrendered Senior Subordinated Note, each dated the date to which interest has been paid on the Senior Subordinated Note so surrendered (or, if no interest has been paid, the date of the surrendered Senior Subordinated Note), but in the same aggregate unpaid principal amount as the surrendered Senior Subordinated Note, and registered in the name of such Person or Persons as shall be designated in writing by such Holder. Every Senior Subordinated Note surrendered for registration of transfer shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the Holder of such Senior Subordinated Note or by his attorney duly authorized in writing.

        10.4 Replacement of Senior Subordinated Notes. Upon receipt of evidence satisfactory to the Company of the loss, theft, mutilation or destruction of a Senior Subordinated Note and, in the case of any such loss, theft or destruction, upon delivery of a bond of indemnity in such form and amount as shall be reasonably satisfactory to the Company or, in the event of such mutilation upon surrender and cancellation of such Senior Subordinated Note, the Company, without charge to the Holder thereof, will make and deliver a new Senior Subordinated Note of like tenor and the same series in lieu of such lost, stolen, destroyed or mutilated Senior Subordinated Note. If any such lost, stolen or destroyed Senior Subordinated Note is owned by any Purchaser or any other Holder whose credit is satisfactory to the Company, then the affidavit of an authorized officer of such owner setting forth the fact of loss, theft or destruction and of its ownership of the Senior Subordinated Note at the time of such loss, theft or destruction shall be accepted as satisfactory evidence thereof, and no further indemnity shall be required as a condition to the execution and delivery of a new Senior Subordinated Note, other than a written agreement of such owner (in form reasonably satisfactory to the Company) to indemnify the Company.

   XI.  INTERPRETATION OF AGREEMENT

        11.1 Certain Terms Defined. When used in this Agreement, the terms set forth below are defined as follows:

        "Acquisition" means the purchase of all the outstanding shares of capital stock of Southland and certain assets of Southland Container, Inc. pursuant to the Acquisition Documents.

        "Acquisition Agreement" means that certain Share Purchase Agreement dated as of December 19, 1996, by and among Parent, Southland, Lester
        G. Gegenheimer, John L. Sanders, Jr. and William P. Blincoe, as the same has been (i) assigned to the Company pursuant to that certain Assignment of Rights Under Share Purchase Agreement dated as of February 28, 1997, by and among Southland, Lester G. Gegenheimer, John L. Sanders, Jr., William P. Blincoe, Parent and the Company,
        (ii) amended by that certain Agreement Regarding the Purchase Price Adjustment, Bonus and Additional Consideration dated as of February 28, 1997, by and among Parent, the Company, Lester G. Gegenheimer, John L. Sanders, Jr., William P., Blincoe, III, and Southland, and
        (iii) further amended or otherwise modified as of the Closing Date.

        "Acquisition Documents" means the Acquisition Agreement and the agreements, documents and instruments executed in connection therewith or contemplated thereby, including, without limitation, the Non-Compete Agreements and the Minority Shareholder Agreements, and all amendments thereto.

        "Acquisition Merger" means the merger of the Company with and into Southland, with Southland as the surviving Person.

        "Affiliate" means any Person directly or indirectly controlling, controlled by, or under common control with, the Person in question. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract, or otherwise.

        "Agreement" means this Note Purchase Agreement, including all schedules and exhibits hereto, as the same may be modified, supplemented, extended and/or amended from time to time.

        "Annulment Notice" is defined in Section 8.3.

        "Business Day" means each day of the week except Saturdays, Sundays, and days on which banking institutions are authorized by law to close in the States of Florida and Texas.

        "Capital Expenditures" means, for any period, all expenditures of Parent and its Subsidiaries which are classified as capital expenditures in accordance with GAAP including all such expenditures associated with Capital Lease Obligations but excluding, to the extent included, any such expenditures made in connection with an acquisition funded with the proceeds of the advances made or held by any Senior Lender pursuant to Section 3.1 of the Senior Loan Agreement.

        "Capital Lease Obligations" means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property, which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP. For purposes of this Agreement, the amount of such Capital Lease Obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

        "Casualty Event" means any of the following events: (a) the destruction of any Property or other tangible assets of Parent or any of its Subsidiaries, or the occurrence of damage to such Property or assets, which in each case renders the repair or replacement thereof uneconomic; (b) the requisition of title to such Property or assets by any governmental authority for a period of more than 6 months;
        (c) the constructive total loss with respect to such Property or assets; or (d) the loss of quiet title to any real property owned or leased by Parent or its Subsidiaries to the extent that such loss constitutes an insurable loss or otherwise interferes with the normal and customary use of such real estate in the ordinary course of business.

        "Certificate" is defined in Article I of the Purchase Agreement.

        "Closing Date" means the date on which all of the conditions stated in Article V of this Agreement have been met to each Purchaser's satisfaction and the purchase price for the Senior Subordinated Notes has been paid, but in any event not later than March 4, 1997.

        "Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time, and the regulations promulgated thereunder.

        "Common Stock" means the $.01 par value common stock of Parent.

        "Company" means SHC Acquisition Corp., a Florida corporation, who will merge with and into Southland Holding Company, a Texas corporation and, unless the context requires otherwise, shall include its Subsidiaries, if any.

        "Company Guaranty" means the guaranty of Company in favor of each Purchaser, in form and substance satisfactory to each Purchaser, as the same may be amended or otherwise modified from time to time.

        "Consolidated Net Worth" means, at any particular time, all amounts which, in conformity with GAAP, would be included as stockholders' equity on a consolidated balance sheet of Parent and the Subsidiaries.

        "Controlled Group" means any group of organizations within the meaning of Section 414(b), (c), (m) or (o) of the Code of which Parent or any of its Subsidiaries is a member.

        "Dollars" and "$" mean lawful money of the United States of America.

        "EBITDA" means, for any period and any Person, the total of the following each calculated without duplication for such Person on a consolidated basis for such period: (a) Net Income; (b) any provision for (or less any benefit from) income or franchise taxes included in determining Net Income; plus (c) interest expense deducted in determining Net Income; plus (d) amortization and depreciation expense deducted in determining Net Income; plus (e) other noncash charges deducted in determining consolidated net income and not already deducted in accordance with clause (d) above or clauses (b) and (c) of the definition of Net Income.

        "Employee Benefit Plan" means any employee benefit plan, as defined in Section 3(3) of ERISA, which is, previously has been or will be established or maintained by any member of a Controlled Group.

        "Employment Agreements" means (i) those certain Employment Agreements by and between (A) Shea E. Ralph and Parent, dated as of November 22, 1996, as amended, modified or supplemented from time to time,
        (B) David Freeman and Parent, dated as of November 22, 1996, as amended, modified or supplemented from time to time, (C) Alton E. Thompson and Parent, dated as of November 22, 1996, as amended, modified or supplemented from time to time, and (ii) any other employment or non-compete agreement now existing or hereafter entered into by and between Parent or any Subsidiary and any other officer or employee of Parent or any Subsidiary, including, without limitation, such employment agreements that may be entered into by Parent or the Company as a result of the Acquisition or the transactions contemplated hereby or thereby, (iii) consulting agreements to which Parent or the Company may be a party, including without limitation, such agreements with Fairview Capital, L.L.C. or its affiliates and officers of any thereof, including Jeremiah M. Callahan, and (iv) all non-compete or buy-sell agreements by and between Parent, Company or any Subsidiary of either thereof, and any employee, officer or director of any thereof, together, in each case, with all renewals, modifications, amendments or supplements thereto (each such agreement at all times to be in form and substance satisfactory to the Holders).

        "Environmental Laws" means all federal, state, or local laws, ordinances, rules, regulations, interpretations and orders of courts or administrative agencies or authorities relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, ground water, land surface, and subsurface strata), and other laws relating to (a) Polluting Substances or
        (b) the manufacture, processing, distribution, use, treatment, handling, storage, disposal, or transportation of Polluting Substances.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended and in effect from time to time, and the regulations promulgated thereunder.

        "Event of Bankruptcy" means any of (a) the filing by a Person of a voluntary petition in bankruptcy under any provision of any bankruptcy law or a petition to take advantage of any insolvency act,
        (b) the admission in writing by Parent or any Subsidiary of its inability to pay its debts generally as they become due, (c) the appointment of a receiver or receivers for all or a material part of a Person's assets with the consent of such Person, (d) the filing of any bankruptcy, arrangement or reorganization petition by or, with the consent of a Person, against such Person under any provision of any bankruptcy law, (e) a receiver, liquidator or trustee of a Person or a substantial part of its assets shall be appointed pursuant to the Federal Bankruptcy Code by the order of a court of competent jurisdiction which shall not be dismissed or stayed within thirty
        (30) days, or (f) an involuntary petition to reorganize or liquidate a Person pursuant to the Federal Bankruptcy Code shall be filed against such Person and shall not be dismissed or stayed within thirty (30) days.

        "Event of Default" is defined in Section 8.1.

        "Excess Interest" is defined in Section 2.8.

        "Fiscal Year" means a twelve (12) month period ending December 31.

         "Fiscal Quarters" means the three (3) month periods falling in each Fiscal Year ending March 31, June 30, September 30 and December 31.

        "Fixed Charges" means, for any period, the total of the following for Parent and the Subsidiaries calculated on a consolidated basis without duplication for such period: (A) interest expense; plus (B) cash federal and state income taxes paid; plus (C) scheduled amortization of Indebtedness paid or payable (excluding, to the extent included, nonpermanent principal repayments under the Revolving Loans (as defined in the Senior Loan Agreement)); plus (C) the Dollar amount paid in connection with repurchases of stock, options or warrants consummated in accordance with Section 12.4 of the Senior Loan Agreement.

        "GAAP" means generally accepted accounting principles, applied on a consistent basis, as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question, provided, that neither Parent nor any Subsidiary may change the use or application of any accounting method, practice or principle without the prior written consent of the Holders, which consent may require that an adjustment be made to any and all the financial covenants and the capital expenditure covenant set forth herein. Accounting principles are applied on a "consistent basis" when the accounting principles observed in a current period are comparable in all material respects to those accounting principles applied in a preceding period.

        "Holder" when used in reference to the Senior Subordinated Notes and/or the Senior Subordinated Obligations, means the Person or Persons who, at the time of determination, is the lawful owner of all or a portion of each Senior Subordinated Note or an obligee of all or a portion of the Senior Subordinated Obligations. Unless otherwise provided in this Agreement, in each instance that the Holders are required to request or consent in concert to or otherwise express approval of an action, the Holders will be deemed to have requested or consented to such action or given such approval if the Holders of a majority-in-interest of the Senior Subordinated Notes so request, consent or approve.

        "HSR" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        "Impositions" is defined in Section 6.9.

        "Indebtedness" means for any Person: (a) all indebtedness, whether or not represented by bonds, debentures, notes, securities, or other evidences of indebtedness, for the repayment of money borrowed,
        (b) all indebtedness representing deferred payment of the purchase price of property or assets, (c) all indebtedness under any lease which, in conformity with GAAP, is required to be capitalized for balance sheet purposes and leases of property or assets made as a part of any sale and lease-back transaction if required to be capitalized, (d) all indebtedness under guaranties, endorsements, assumptions, or other contractual obligations, including any letters of credit, or the obligations in respect of, or to purchase or otherwise acquire, indebtedness of others, (e) all indebtedness secured by a Lien existing on property owned, subject to such Lien, whether or not the indebtedness secured thereby shall have been assumed by the owner thereof, (f) trade accounts payable more than one hundred twenty (120) days past due, and (g) all amendments, renewals, extensions, modifications and refundings of any indebtedness or obligations referred to in clauses (a), (b), (c),
        (d), (e) or (f).

        "Intellectual Property" means all patents, patent rights, patent applications, licenses, inventions, trade secrets, know-how, proprietary techniques (including processes and substances), trademarks, service marks, trade names and copyrights.

        "Lien" means any lien, mortgage, security interest, tax lien, pledge, encumbrance, financing statement, or conditional sale or title retention agreement, or any other interest in property designed to secure the repayment of Indebtedness or any other obligation, whether arising by agreement, operation of law, or otherwise.

        "Material Adverse Effect" means (a) a material adverse effect upon the business, operations, properties, assets or condition (financial or otherwise) of Parent or any Subsidiary or (b) the impairment of the ability of any party to perform its obligations under this Agreement or any of the Other Agreements to which it is a party or of any Purchaser to enforce or collect any of the Senior Subordinated Obligations. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Material Adverse Effect.

        "Maximum Rate" is defined in Section 2.8.

        "Minority Shareholder Agreements" means, collectively, (a) that certain Termination of Stock Option and Repurchase Agreement dated as of February 28, 1997, by and among Southland Container Inc. of Maryland, Daniel Bernard Lyons and Earl Carroll Smith, (b) that certain Stock Purchase Agreement dated February 28, 1997, by and between the Company and Daniel Bernard Lyons, (c) those certain employment agreements dated February 28, 1997, by and between the Company and each of (i) Frederick Brown, (ii) Daniel Bernard Lyons,
        (iii) Gary R. Zimmerman, (iv) Charles J. Cook, (v) Robert W. Menzel, Jr., (vi) Earl Carroll Smith and (vii) John Becker.

        "Net Income" means, for any period and any Person, such Person's consolidated net income (or loss), but excluding: (a) the income of any other Person (other than its subsidiaries) in which such Person or any of it subsidiaries has an ownership interest, unless received by such Person or its subsidiary in a cash distribution; (b) any after-tax gains or losses attributable to asset disposition; and (c) to the extent not included in clauses (a) and (b) above, any after-tax extraordinary, non-cash or nonrecurring gains or losses.

        "Non-Compete Agreements" means collectively, those certain Non-Compete Agreements, dated as of February 28, 1997 between Parent and each of (a) Lester G. Gegenheimer, (b) John L. Sanders, Jr. and (c) William P. Blinco, and any other non-compete agreement now or hereafter entered into by and between Parent, the Company or any of their Subsidiaries and any officer of such parties, together with all renewals, modifications, amendments or supplements thereto.

        "Operating Cash Flow" means, for any period, the total of the following for Parent and the Subsidiaries calculated on a consolidated basis without duplication for such period: (a) EBITDA; minus (b) all Capital Expenditures which are not financed with Indebtedness of the Company (including Capital Lease Obligations) incurred after the Closing Date not to exceed $1,500,000 in the aggregate at any time outstanding secured by purchase money Liens permitted by Section 12.2(g) of the Senior Loan Agreement but including Capital Expenditures financed with proceeds of the Revolving Loans (as defined in the Senior Loan Agreement).

        "Other Agreements" means the Senior Subordinated Notes, the Purchase Documents, each Subsidiary Guaranty and all other agreements, instruments and documents (including, without limitation, notes, guarantees, powers of attorney, consents, assignments, contracts, notices, subordination agreements and all other written matter), and all renewals, modifications and extensions thereof, whether heretofore, now or hereafter executed by or on behalf of Parent and/or any Subsidiary of the Company and delivered to and for the benefit of any Purchaser or any Person participating with any Purchaser in the Senior Subordinated Notes with respect to this Agreement or any of the transactions contemplated by this Agreement. The Other Agreements shall not include any Senior Loan Documents.

        "Parent" means Jotan, Inc., a Florida corporation and, unless the context requires otherwise, shall include its Subsidiaries, if any.

        "Parent Guaranty" means the guaranty of Parent in favor of each Purchaser, in form and substance satisfactory to each Purchaser, as the same may be amended or otherwise modified from time to time.

        "Pension Plan" means any employee pension benefit plan, as defined in
        Section 3(2) of ERISA, which is, was or will be established or maintained by any member of the Controlled Group.

        "Permitted Indebtedness" means (a) any Indebtedness in favor of the Senior Lender under the Senior Loan Agreement and created pursuant thereto, (b) any Indebtedness in favor of any Holder and/or the Other Agreements and created pursuant thereto, (c) purchase money Indebtedness of the Company (including Capital Lease Obligations) incurred after the Closing Date not to exceed $1,500,000 in the aggregate at any time outstanding secured by purchase money Liens permitted hereunder, subject to the limitations placed on Capital Expenditures in Section 7.9, (d) any Indebtedness of a Subsidiary to the Company permitted by the Senior Loan Agreement; provided that (i) the proceeds of such Indebtedness shall be used to finance the working capital requirements of such Subsidiary and (ii) such Indebtedness shall have such other terms and conditions as the Purchaser may reasonable require, (e) the other Indebtedness set forth on Schedule 11.1(a) and approved by the Holders, (f) guaranties by Parent or any Subsidiary of such Indebtedness and (g) any other Indebtedness permitted by the Senior Loan Agreement.

        "Permitted Investments" means the following:

             (a) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof (provided that the full faith and credit of the United States Government is pledged in support thereof), having maturities of not more than twelve (12) months from the date of acquisition;

             (b) time deposits and certificates of deposit (i) of any commercial bank incorporated in the United States of recognized standing having capital and surplus in excess of $100,000,000 with maturities of not more than twelve months from the date of acquisition or (ii) which are fully insured by the Bank Insurance Fund with maturities of not more than twelve (12) months from the date of acquisition;

             (c) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by Standard & Poor's Corporation or at least P-1 or the equivalent thereof by Moody's Investors Service, Inc. and in each case maturing not more than twelve (12) months after the date of acquisition;

             (d) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (c) above; or

             (e) advances, loans, extensions of credit or capital contributions and investments permitted by the Senior Loan Agreement.


        "Permitted Liens" means (a) Liens in favor of the Senior Lender under the Senior Loan Agreement created in accordance with the terms thereof as in effect on the date hereof, (b) Liens securing purchase money Indebtedness incurred to finance the acquisition of capital assets by the Company, subject to the limitations placed on Capital Expenditures in Section 7.9 hereof, but only so long as (i) such Lien attaches only to the asset so financed, (ii) the Indebtedness secured by such Lien does not exceed one hundred percent (100%) of the purchase price, including installation and freight, of the asset so financed and (iii) no Event of Default or Potential Default has occurred and is continuing, (c) Liens for property taxes not yet due,
        (d) materialmen's, mechanics', worker's, repairmen's, employees' or other like Liens arising against the Company in the ordinary course of business, in each case which are either not delinquent or are being contested in good faith and by appropriate actions or proceedings conducted with due diligence and for the payment of which adequate reserves in accordance with GAAP have been established with respect thereto, (e) deposits to secure payment of worker's compensation, unemployment insurance or other social security benefits and (f) Liens disclosed on Schedule 11.1(b) and replacements of such Liens so long as such Lien does not extend beyond the property or asset then subject to such Lien and (g) other Liens permitted by the Senior Loan Agreement.

        "Person" means any individual, sole proprietorship, corporation, business trust, unincorporated organization, association, company, partnership, joint venture, governmental authority (whether a national, federal, state, county, municipality or otherwise, and shall include without limitation any instrumentality, division, agency, body or department thereof), or other entity.

        "Polluting Substances" means all pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes and shall include, without limitation, any flammable explosives, radioactive materials, oil, hazardous materials, hazardous or solid wastes, hazardous or toxic substances or related materials defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act of 1976, the Hazardous and Solid Waste Amendments of 1984, and the Hazardous Materials Transportation Act, as any of the same are hereafter amended, and in the regulations adopted and publications promulgated thereto; provided, in the event any of the foregoing Environmental Laws is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and, provided, further, to the extent that the applicable laws of any state establish a meaning for "hazardous substance," "hazardous waste," "hazardous material," "solid waste," or "toxic substance" which is broader than that specified in any of the foregoing Environmental Laws, such broader meaning shall apply.

        "Potential Default" means the occurrence of any condition or event which, with the passage of time or giving of notice or both, would constitute an Event of Default.

        "Preferred Stock" means, collectively, the $0.01 par value Series A Convertible Preferred Stock and the $0.01 par value Series B Redeemable Preferred Stock of Parent.

        "Prepayment Fee" is defined in Section 2.2 and includes any Prepayment Fee arising as a result of the Holders' exercise of their rights and remedies under Section 8.2.

        "Prior Target" means all Targets acquired or whose assets have been acquired in an acquisition permitted under the terms of the Senior Loan Agreement.

        "Property" means all real property owned, leased or operated by Parent or any Subsidiary thereof.

        "Purchase Documents" means, collectively, (a) the Warrants, (b) the Preferred Stock and Warrant Purchase Agreement dated as of February 28, 1997, executed by and between Parent and each Purchaser and the other parties names therein, with respect to the issuance to each Purchaser of the Warrants and the issuance to each Purchaser of its Preferred Stock, (c) the Preferred Stock, and (d) the Shareholder Agreement dated as of February 28, 1997 executed by each Purchaser, Parent and the other parties named therein, as each of the foregoing may be amended from time to time.

        "Purchaser" means collectively and individually Rice and the Southland Purchasers, together with all of their respective transferees, successors and assigns of all or any portion of the Senior Subordinated Notes or the Senior Subordinated Obligations and any nominees on whose behalf any of the foregoing purchase or otherwise acquire any of such Indebtedness of the Company, and shall include, but not be limited to, each and every "Holder" as defined herein.

        "Reportable Event" means (i) any of the events set forth in Sections 4043(b) (other than a merger, consolidation or transfer of assets in which no Pension Plan involved has any unfunded benefit liabilities), 4068(f) or 4063(a) of ERISA, (ii) any event requiring any member of the Controlled Group to provide security under Section 401(a)(29) of the Code, or (iii) any failure to make payments required by
        Section 412(m) of the Code.

        "Securities" means any stock, shares, options, warrants, voting trust certificates, or other instruments evidencing an ownership interest or a right to acquire an ownership interest in a Person or any bonds, debentures, notes or other evidences of indebtedness, secured or unsecured.

        "Senior Agent" means Banque Paribas, a bank organized under the laws of France, as agent for the Senior Lenders, and its successors and assigns.

        "Senior Debt" shall have the same meaning as set forth in the Senior Subordination Agreement.

        "Senior Loan Documents" means the Senior Loan Agreement, the "Loan Documents" (as defined in the Senior Loan Agreement) and the agreements, documents and instruments executed in connection therewith or contemplated thereby, and all amendments thereto.

        "Senior Lender" means individually and collectively, as the context requires, the Persons who are now or may from time to time become lenders under the Senior Loan Agreement, and any Person or Persons who replaces or refinances the Senior Debt under the terms set forth in Section 7.1(c).

        "Senior Loan Agreement" means the Credit Agreement by and among Parent, the Company, the Senior Agent and the Senior Lender, dated as of the February 28, 1997, as amended in accordance with the express provisions of the Senior Subordination Agreement, and all documents and instruments delivered pursuant thereto in connection with the loans and advances made thereunder.

        "Senior Subordinated Notes" means the term promissory notes issued to each Purchaser pursuant to this Agreement, together with all renewals, modifications, extensions, substitutions and replacements thereof.

        "Senior Subordinated Obligations" means and includes any and all Indebtedness and/or liabilities of Parent and any Subsidiary to each Purchaser of every kind, nature and description, direct or indirect, secured or unsecured, joint, several, joint and several, absolute or contingent, due or to become due, now existing or hereafter arising, under this Agreement or any Other Agreement (regardless of how such Indebtedness or liabilities arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument) and all obligations of Parent and any Subsidiary to each Purchaser to perform acts or refrain from taking any action under any of the aforementioned documents, together with all renewals, modifications, extensions, increases, substitutions or replacements of any of such Indebtedness.

        "Senior Subordination Agreement" means that certain Senior Subordination Agreement of even date herewith executed by and among Parent, the Senior Agent and each Purchaser, and all amendments and modifications thereto.

        "Shareholder Agreement" means that certain Shareholders' Agreement dated as of the date hereof among Parent, each Purchaser, F-Jotan, L.L.C. and the other parties thereto, as the same may be amended, modified, extended or restated from time to time.

        "Southland" means Southland Holdings Company, a Texas corporation and, unless the context requires otherwise, shall include its Subsidiaries, if any.

        "Subsidiary" means any Person of which or in which the Company and its other Subsidiaries or Parent and its Subsidiaries or Southland, as the context requires, own directly or indirectly fifty percent (50%) or more of (a) the combined voting power of all classes having general voting power under ordinary circumstances to elect a majority of the board of directors or equivalent body of such Persons, if it is a corporation, (b) the capital interest or profits interest of such Person, if it is a partnership, joint venture or similar entity, or (c) the beneficial interest of such Person if it is a trust, association or other unincorporated organization.

        "Subsidiary Guaranty" means the guaranty of a Subsidiary of Parent or the Company in favor of each Purchaser, in form and substance satisfactory to each Purchaser, as the same may be amended or otherwise modified from time to time.

        "Subsidiary Mergers" means the merger of Atlantic Bag and Paper Company and each Subsidiary owned directly by the Company (after giving effect to the Acquisition Merger) with and into the Company, with the Company as the surviving Person.

        "Target" is defined in Section 9.2 of the Senior Loan Agreement.

        "Termination Date" means the earliest to occur of (a) February 28, 2005, (b) the date on which the Senior Subordinated Notes are accelerated pursuant to Article VIII, or (c) the date on which the Senior Subordinated Obligations are paid in full.

        "Termination Event" means (a) a Reportable Event, (b) the termination of a Pension Plan which has unfunded benefit liabilities (including an involuntary termination under Section 4042 of ERISA), (c) the filing of a Notice of Intent to Terminate a Pension Plan, (d) the initiation of proceedings to terminate a Pension Plan under
        Section 4042 of ERISA or (e) the appointment of a trustee to administer a Pension Plan under Section 4042 of ERISA.

        "Total Debt" means, at the time of determination, the sum of (a) all the Indebtedness of Parent and the Subsidiaries determined on a consolidated basis other than the Letter of Credit Liabilities (as defined in the Senior Loan Agreement) and Indebtedness outstanding under the Revolving Loans (as defined in the Senior Loan Agreement) plus (b) the arithmetic average of the sum of (i) the principal balance of the Revolving Loans outstanding as of the date of determination plus (ii) the principal balance of the Revolving Loans on the last day of each of the eleven (11) calendar months immediately preceding the date of determination, plus (c) the arithmetic average of the sum of (i) the Letter of Credit Liabilities outstanding as of the date of determination plus (ii) the Letter of Credit Liabilities outstanding on the last day of each of the eleven
        (11) calendar months immediately preceding the date of determination.

        "Transfer" is defined in Section 12.5 hereof.

        "Transferee" means any Person to whom a Transfer is made.

        "Warrants" is defined in the Purchase Documents and shall be denominated as set forth in Annex I hereto.

   Terms which are defined in other Sections of this Agreement shall have the meanings specified therein. All other terms contained in this Agreement shall have, when the context so indicates, the meanings provided for by the Uniform Commercial Code as adopted and in force in the State of Florida, as from time to time in effect.

        11.2 Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done, unless specified otherwise, in accordance with GAAP, except where such principles are inconsistent with the requirements of this Agreement.

        11.3 Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.

        11.4 References. When used in this Agreement, the words "hereof", "herein" and "hereunder" and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and the words "Article", "Section", "subsection", "clause", "Annex", "Schedule" and "Exhibit" refer to Articles, Sections, subsections and clauses of, and Annexes, Schedules and Exhibits to, this Agreement unless otherwise specified.

   XII. MISCELLANEOUS

        12.1 Expenses. The Company agrees to pay (a) all out-of-pocket expenses of each Purchaser (including reasonable fees, expenses and disbursements of each Purchaser's counsel) in connection with the preparation, negotiation, enforcement, operation and administration of this Agreement, the Senior Subordinated Notes, the Other Agreements, or any documents executed in connection therewith, or any waiver, modification or amendment of any provision hereof or thereof; and (b) if an Event of Default occurs, all court costs and costs of collection, including, without limitation, reasonable fees, expenses and disbursements of counsel employed in connection with any and all collection efforts.
   The attorneys' fees arising from such services, including those of any appellate proceedings, and all expenses, costs, charges and other fees incurred by such counsel or any Purchaser in any way or respect arising in connection with or relating to any of the events or actions described in this Article XII shall be payable by the Company to each Purchaser, on demand, and shall be additional Senior Subordinated Obligations. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: recording costs, appraisal costs, paralegal fees, costs and expenses; accountants' fees, costs and expenses; court costs and expenses; photocopying and duplicating expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges, telegram charges; facsimile charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal services. The Company agrees to indemnify each Purchaser from and hold it harmless against any documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery by the Company or any other Person of this Agreement, the Other Agreements, and any documents executed in connection therewith.

        12.2 Indemnification. IN ADDITION TO AND NOT IN LIMITATION OF THE OTHER INDEMNITIES PROVIDED FOR HEREIN OR IN ANY OTHER AGREEMENTS, THE COMPANY HEREBY INDEMNIFIES AND AGREES TO HOLD HARMLESS EACH PURCHASER AND ANY OTHER HOLDERS, AND EVERY AFFILIATE OF ANY OF THE FOREGOING, AND THEIR RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES AND AGENTS, FROM ANY CLAIMS, ACTIONS, DAMAGES, COSTS, ATTORNEYS' FEES AND EXPENSES (INCLUDING ANY OF THE SAME ARISING OUT OF THE SOLE OR CONTRIBUTORY NEGLIGENCE OF THE PERSON TO BE INDEMNIFIED) TO WHICH ANY OF THEM MAY BECOME SUBJECT, INSOFAR AS SUCH LOSSES, LIABILITIES, CLAIMS, ACTIONS, DAMAGES, COSTS AND EXPENSES ARISE FROM OR RELATE TO THIS AGREEMENT OR THE OTHER AGREEMENTS, OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, OR FROM ANY INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY THREATENED INVESTIGATION, LITIGATION OR OTHER PROCEEDING RELATING TO ANY OF THE FOREGOING, OR FROM ANY VIOLATION OR CLAIM OF VIOLATION OF ANY APPLICABLE ENVIRONMENTAL LAWS WITH RESPECT TO ANY REAL OR PERSONAL PROPERTY, OR FROM ANY GOVERNMENTAL OR JUDICIAL CLAIM, ORDER OR JUDGMENT WITH RESPECT TO ANY REAL OR PERSONAL PROPERTY OF THE COMPANY, OR FROM ANY BREACH OF THE WARRANTIES, REPRESENTATIONS OR COVENANTS CONTAINED IN THIS AGREEMENT OR THE OTHER AGREEMENTS. THE FOREGOING INDEMNIFICATION INCLUDES ANY SUCH CLAIMS, ACTIONS, DAMAGES, COSTS, AND EXPENSES INCURRED BY REASON OF THE SOLE OR CONTRIBUTORY NEGLIGENCE OF THE PERSON TO BE INDEMNIFIED, BUT EXCLUDES ANY OF THE SAME INCURRED BY REASON OF SUCH PERSON'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

        12.3 Notices. Except as otherwise expressly provided herein, all communications provided for hereunder shall be in writing and delivered or mailed by the United States mails, certified mail, return receipt requested, (a) if to a Purchaser, addressed to such Purchaser at the address specified on Annex I hereto or to such other addresses as such Purchaser may in writing designate, (b) if to any other Holder, addressed to such Holder at such address as such Holder may in writing designate, and (c) if to Parent or any Subsidiary, addressed to Parent at the address set forth next to its name on the signature pages hereto or to such other address as Parent may in writing designate. Notices shall be deemed to have been validly served, given or delivered (and "the date of such notice" or words of similar effect shall mean the date) five (5) days after deposit in the United States mails, certified mail, return receipt requested, with proper postage prepaid, or upon actual receipt thereof (whether by noncertified mail, telecopy, telegram, facsimile, express delivery or otherwise), whichever is earlier.

        12.4 Reproduction of Documents. This Agreement and all documents relating hereto, including, without limitation (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any Purchaser at the closing of the purchase of the Senior Subordinated Notes, and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and such Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that any such reproduction which is legible shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by the Company in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence; provided that nothing herein contained shall preclude the Company from objecting to the admission of any reproduction on the basis that such reproduction is not accurate, has been altered, is otherwise incomplete or is otherwise inadmissible.

        12.5 Assignment, Sale of Interest. Neither Parent nor the Company may sell, assign or transfer this Agreement, or the Other Agreements or any portion thereof, including, without limitation, Parent's or the Company's rights, title, interests, remedies, powers and/or duties hereunder or thereunder. Parent and the Company hereby consent to Rice's participation, sale, assignment, transfer or other disposition (collectively, a "Transfer"), at any time or times hereafter at the Company's expense, of this Agreement, or the Other Agreements to which Parent or any Subsidiary is a party, or of any portion hereof or thereof, including, without limitation, Rice's rights, title, interests, remedies, powers and/or duties hereunder or thereunder; provided, however, that except in the case of an assignment of all of a Purchaser's rights under this Agreement and the Senior Subordinated Notes, the outstanding principal amount of the Senior Subordinated Notes of the assigning Purchaser being assigned, pursuant to each assignment shall in no event be less than Three Million Dollars ($3,000,000). In connection with any Transfer, Parent and the Company agree to cooperate fully with Rice and any potential Transferee. Such cooperation shall include, but is not limited to, cooperating with any audits or other due diligence investigation undertaken by any potential Transferee.

        12.6 Successors and Assigns. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

        12.7 Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

        12.8 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart or reproduction thereof permitted by Section 12.3.

        12.9 Reliance on and Survival Provisions. All covenants, representations and warranties made by Parent and the Company herein and in any certificates delivered pursuant hereto, whether or not in connection with a closing, (a) shall be deemed to be material and to have been relied upon by each Purchaser, notwithstanding any investigation heretofore or hereafter made by any Purchaser or on such Purchaser's behalf, and (b) shall survive the delivery of this Agreement and the Senior Subordinated Notes until all obligations of Parent and the Company under this Agreement shall have been satisfied.

        12.10 Integration and Severability. This Agreement embodies the entire agreement and understanding between each Purchaser, Parent and the Company, and supersedes all prior agreements and understandings relating to the subject matter hereof. In case any one or more of the provisions contained in this Agreement or in any Senior Subordinated Notes, or any application thereof, shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein, and any other application thereof, shall not in any way be affected or impaired thereby.

        12.11 Law Governing. THIS AGREEMENT HAS BEEN SUBSTANTIALLY NEGOTIATED AND IS BEING EXECUTED, DELIVERED, AND ACCEPTED, AND IS INTENDED TO BE PERFORMED, IN PART IN THE STATE OF FLORIDA. ALL OBLIGATIONS, RIGHTS AND REMEDIES HEREUNDER, SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA. THE SENIOR SUBORDINATED NOTES SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE SPECIFIED THEREIN. EACH PURCHASER RETAINS ALL RIGHTS UNDER THE LAWS OF THE UNITED STATES OF AMERICA, INCLUDING THOSE RELATING TO THE CHARGING OF INTEREST.

        12.12 Waivers; Modification. NO PROVISION OF THIS AGREEMENT MAY BE WAIVED, AMENDED, CHANGED OR MODIFIED, OR THE DISCHARGE THEREOF ACKNOWLEDGED, ORALLY, BUT ONLY BY AN AGREEMENT IN WRITING SIGNED BY THE PARTY AGAINST WHOM THE ENFORCEMENT OF ANY WAIVER, CHANGE, MODIFICATION OR DISCHARGE IS SOUGHT.

        12.13 Waiver of Jury Trial. AFTER REVIEWING THIS SECTION 12.13 WITH ITS COUNSEL, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, PARENT, THE COMPANY AND EACH PURCHASER HEREBY KNOWINGLY, INTELLIGENTLY AND INTENTIONALLY, IRREVOCABLY AND EXPRESSLY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE SENIOR SUBORDINATED NOTES OR ANY DOCUMENTS ENTERED INTO IN CONNECTION THEREWITH OR THE TRANSACTIONS CONTEMPLATED THEREBY OR THE ACTIONS OF EACH PURCHASER IN THE NEGOTIATION, ADMINISTRATION, OR ENFORCEMENT THEREOF. THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH PURCHASER TO PURCHASE THE SENIOR SUBORDINATED NOTES FROM THE COMPANY.

                     [REMAINDER OF PAGE INTENTIONALLY BLANK]

        IN WITNESS WHEREOF, Parent, the Company and each Purchaser have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized.

                                      PARENT:

                                      JOTAN, INC.


                                      By:  /s/ Shea E. Ralph
                                           Shea E. Ralph,
                                           Chief Executive Officer

                                      Address for Notices for Parent and all
                                      Subsidiaries:

                                      118 West Adams Street
                                      Jacksonville, Florida  32202
                                      Attn:  Mr. David Freedman
                                      Facsimile:  (904) 353-0075

                                      with a copy to:

                                      Alston & Bird
                                      One Atlantic Center
                                      1201 West Peachtree Street
                                      Atlanta, Georgia  30309
                                      Attn:  Clare Draper
                                      Facsimile:  (404) 881-7777


                                      COMPANY:

                                      SHC ACQUISITION CORP. (who will merge
                                      with and into Southland Holding
                                      Company)


                                      By:  /s/ Shea E. Ralph
                                           Shea E. Ralph,
                                           Chief Executive Officer

                                      PURCHASER:

                                      RICE PARTNERS II, L.P.

                                      By:  Rice Capital Group IV,
                                           L.P., Its general partner

                                           By:  RMC Fund Management,
                                                L P., Its general partner

                                                By:  Rice Mezzanine
                                                     Corporation, its
                                                     general partner

                                                By:  /s/ Jeffrey P. Sangalis
                                                    Jeffrey P. Sangalis
                                                    Managing Director


                                      F-SOUTHLAND, L.L.C.

                                      By:  Franklin Street/Fairview Capital,
                                           L.L.C., its manager


                                           By:  /s/ Jeremiah M. Callahan
                                               Jeremiah M. Callahan,
                                               Manager

                                       FF-SOUTHLAND, L.P.

                                      By:  FSFC Associates, L.P.,
                                           Its general partner

                                           By:  Franklin Capital, L.L.C.,
                                                its general partner


                                                By:  /s/ Jeremiah M. Callahan
                                                    Jeremiah M. Callahan,
                                                    Manager


   STATE OF GEORGIA         ]
                            ]
   COUNTY OF FULTON         ]

        This instrument was acknowledged before me on this ___ day of _____________, 1997 by Shea E. Ralph, Chief Executive Officer of Jotan, Inc.


                                 _____________________________________
                                 Notary Public

                                 _____________________________________
                                 Printed Name

   My commission expires:
   _______________________


   (SEAL)





   STATE OF GEORGIA         ]
                            ]
   COUNTY OF FULTON         ]

        This instrument was acknowledged before me on this ___ day of _____________, 1997 by Shea E. Ralph, Chief Executive Officer of SHC Acquisition Corp.


                                 _____________________________________
                                 Notary Public

                                 _____________________________________
                                 Printed Name

   My commission expires:
   _______________________


   (SEAL)




   STATE OF GEORGIA         ]
                            ]
   COUNTY OF FULTON         ]

        This instrument was acknowledged before me on this ___ day of _____________, 1997 by Jeffrey P. Sangalis, Managing Partner of Rice Mezzanine Corporation, as general partner of RMC Fund Management, L.P., as general partner of Rice Capital Group IV, L.P. as general partner for Rice Partners II, L.P.


                                 _____________________________________
                                 Notary Public

                                 _____________________________________
                                 Printed Name

   My commission expires:
   _______________________


   (SEAL)



   STATE OF GEORGIA         ]
                            ]
   COUNTY OF FULTON         ]

        This instrument was acknowledged before me on this ___ day of _____________, 1997 by Jeremiah M. Callahan, Manager of
   Franklin/Street/Fairview Capital, L.L.C., as general partner of F-Southland, L.L.C.


                                 _____________________________________
                                 Notary Public

                                 _____________________________________
                                 Printed Name

   My commission expires:
   _______________________



   (SEAL)




   STATE OF GEORGIA         ]
                            ]
   COUNTY OF FULTON         ]

        This instrument was acknowledged before me on this ___ day of _____________, 1997 by Jeremiah M. Callahan, Manager of Franklin Capital, L.L.C., as general partner of FSFC Associates, L.P., as general partner of F-Southland, L.L.C.


                                 _____________________________________
                                 Notary Public

                                 _____________________________________
                                 Printed Name

   My commission expires:
   _______________________


   (SEAL)



   SOUTHLAND ACKNOWLEDGMENT

        By execution below, Southland (a) acknowledges that as a result of the Acquisition Merger, Southland has succeeded to the rights and obligations of the Company under this Agreement and the Other Agreements,
   (b) assumes the Senior Subordinated Obligations and (c) agrees to be bound by this Agreement and the Other Agreements as the Company.

                                 SOUTHLAND HOLDING COMPANY


                                 By:   /s/ Shea E. Ralph
                                       Shea E. Ralph
                                       Chief Executive Officer

                                     Annex I
                                       to
                             Note Purchase Agreement

                           Information Concerning Rice


   Rice:  Rice Partners II, L.P.

   Principal Amount of
   Senior Subordinated Note:     $7,000,000.00

   Denomination of Warrants:     Warrant A-1 - 9,581,726 shares of the common
                                 stock of Parent on a fully diluted basis
                                 Warrant A-2 - 2,515,203 shares of the common stock of Parent on a fully diluted basis

   Origination Fee:    $175,000

   Address for notices:     Rice Partners II, L.P.
                            c/o Rice Capital Group IV, L.P.
                            5847 San Felipe, Suite 4350
                            Houston, Texas  77057
                            Attn: Jeffrey P. Sangalis
                            Facsimile:  (713) 783-9750

                            and with a copy to:

                            Hughes & Luce, L.L.P.
                            1717 Main Street, Suite 2800
                            Dallas, Texas 75201
                            Attn:  Larry A. Makel, Esq.
                            Facsimile:  (214) 939-6100

   Payments to be made
   by wire transfer to:     Southwest Bank of Texas, N.A.
                            Houston, Texas
                            ABA Routing #113011258
                            Accounting #9048545
                            For the Account of:
                            Rice Partners II, L.P.
                            Money Market Account #9020012
                            re:  Southland Holding Company 12.5% Senior
                            Subordinated Note


                 Information Concerning the Southland Purchasers

   The Southland Purchasers:     F-Southland, L.L.C.
                                 FF-Southland, L.P.

   Principal Amount of
   Senior Subordinated Note
   F-Southland, L.L.C.:          $ 1,000,000.00

   Principal Amount of
   Senior Subordinated Note
   FF-Southland, L.P.:           $ 1,000,000.00

   Denomination of Warrant: Warrant B-1 - 359,315 shares of the common stock of Parent on a fully diluted basis (F-Southland, L.L.C.)
                            Warrant B-2 - 1,197,716 shares of the common stock of Parent on a fully diluted basis (F-Southland, L.L.C.)
                            Warrant C-1 - 359,315 shares of the common stock of Parent on a fully diluted basis (FF-Southland, L.P.)
                            Warrant C-2 - 1,197,716 shares of the common stock of Parent on a fully diluted basis (FF-Southland, L.P.)

   Origination Fee:         F-Southland, L.L.C.:     $ 25,000.00
                            FF-Southland, L.P.: $25,000.00

   Address for notices:     F-Southland, L.L.C.
                            FF-Southland, L.P.
                            c/o Fairview Capital
                            702 Oberlin Road
                            Suite 150
                            Raleigh, North Carolina  27605
                            Attn:  James D. Lumsden
                            Facsimile:  919-473-2501

                            and with a copy to:

                            Wyrick, Robins, Yates & Ponton, L.L.P.
                            4101 Lake Boone Trail, Suite 300
                            Raleigh, North Carolina  27607-7506
                            Attn:  James M. Yates, Jr., Esq.
                            Facsimile:  (919) 781-4865

   Payments to be made
   by wire transfer to
   F-Southland, L.L.C.:    WACHOVIA Bank of North Carolina
                           Cameron Village Branch, Raleigh, NC
                           ABA Routing #053100494
                           Account #6263126828
                           For the Account of:
                           F-Southland, L.L.C.
                           re:  Southland Holding Company
                           12.5% Senior Subordinated Note
                           Attention:  Cheryl Whaley (919) 755-2300

   Payments to be made
   by wire transfer to
   FF-Southland, L.P.:     WACHOVIA Bank of North Carolina
                           Cameron Village Branch, Raleigh, NC
                           ABA Routing #053100494
                           Accounting #6269094508
                           For the Account of:
                           FF-Southland, L.P.
                           re:  Southland Holding Company
                           12.5% Senior Subordinated Note
                           Attention:  Cheryl Whaley (919) 755-2300

                                  Schedule 4.3
                                       to
                             Note Purchase Agreement

                       Defaults under Existing Agreements

                                  Schedule 4.4
                                       to
                             Note Purchase Agreement

                 Authorizations, Approvals, Consents and Filings

                                 Schedule 4.5
                                       to
                             Note Purchase Agreement

                       Environmental Condition of Property

                                  Schedule 4.7
                                       to
                             Note Purchase Agreement

                            Litigation and Judgments

                                  Schedule 4.16
                                       to
                             Note Purchase Agreement

                                 Capitalization

                                  Schedule 4.17
                                       to
                             Note Purchase Agreement

                                Current Locations

                                  Schedule 4.23
                                       to
                             Note Purchase Agreement

                                     Brokers

                                  Schedule 4.26
                                       to
                             Note Purchase Agreement

                               Conduct of Business

                                  Schedule 7.10
                                       to
                             Note Purchase Agreement

                                  Remuneration

                                    Exhibit A
                                       to
                             Note Purchase Agreement

                        Form of Senior Subordinated Notes

                                    Exhibit B
                                       to
                             Note Purchase Agreement

                              Form of Legal Opinion

                                    Exhibit C
                                       to
                             Note Purchase Agreement

                    Form of Officer's Compliance Certificate

                                    Exhibit D
                                       to
                             Note Purchase Agreement

                             Permitted Indebtedness

                                    Exhibit E
                                       to
                             Note Purchase Agreement

                                 Permitted Liens